As filed with the Securities and Exchange Commission on December 29, 2020

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Copper Property CTL Pass Through Trust

(Exact name of registrant as specified in its charter)

New York	85-6822811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6501 Legacy Drive, Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)

(972) 431-1000

(Registrant’s telephone number, including area code)

Copies to:

Sophia Hudson, P.C. Lanchi Huynh Edward J. Schneidman, P.C. Kirkland & Ellis LLP 1601 Elm Street Dallas, Texas 75201 (214) 972-1673	Casey Fleck Jonathon Jackson Alexander Gefter Milbank LLP 2029 Century Park East Los Angeles, California 90067 (424) 386-4000

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Trust Certificates

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

i

Explanatory Note

This registration statement is being filed by Copper Property CTL Pass Through Trust, a New York common law trust (the “Trust,” “we,” “our” or “us”), in order to voluntarily register the Trust Certificates (as defined below) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described further below, the Trust was formed in connection with the reorganization of J. C. Penney Company, Inc. (and together with its subsidiaries as the context requires or indicates, “J. C. Penney”).

On May 15, 2020, J. C. Penney and certain of its subsidiaries (together with J. C. Penney, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

On December 12, 2020, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc. and its Debtor Affiliates (the “Plan of Reorganization”). The Bankruptcy Court entered an order confirming the Plan of Reorganization on December 16, 2020. A copy of the Plan of Reorganization is included as Exhibit 2.1 to this registration statement, and a copy of the Bankruptcy Court’s confirmation order of the Plan of Reorganization is included as Exhibit 99.1 to this registration statement.

On December 21, 2020, to establish the Trust as provided for in the Plan of Reorganization, J. C. Penney Corporation, Inc., a wholly-owned subsidiary of J. C. Penney, entered into the Pass-Through Trust Agreement, dated as of December 21, 2020 (the “Initial Trust Agreement”), with GLAS Trust Company LLC, as trustee.

This registration statement has been prepared on a prospective basis as though the PropCo Formation Transactions (as defined and described below) have already taken place. Therefore, except as otherwise noted or suggested by the context, the information contained in this registration statement relates to the Trust following the consummation of the PropCo Formation Transactions. There can be no assurance, however, that each of the PropCo Formation Transactions will occur or will occur as described below. Any significant modifications to the PropCo Formation Transactions will be reflected in an amendment to this registration statement.

The Trust is not required to file this registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This registration statement shall not constitute an offer to sell, nor a solicitation of an offer to buy, any of the Trust’s securities.

ii

Cautionary Statement Regarding Forward-Looking Statements

This registration statement contains forward-looking statements, which are subject to a number of risks and uncertainties, many of which are beyond the Trust’s control. All statements regarding the Trust’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives are forward-looking statements. When used in this registration statement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

All forward-looking statements speak only as of the date of this registration statement. We disclaim any obligation to update these statements unless required by law, and we caution you not to place undue reliance on them. Although we believe that the Trust’s plans, intentions and expectations reflected in or suggested by the forward-looking statements contained herein are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved.

We disclose important known factors that could cause the Trust’s actual results to differ materially from our expectations under “Item 1A. Risk Factors” in this registration statement. Additional risks or uncertainties that are not currently known to us, that we currently deem to be immaterial, or that could apply to any company could also materially adversely affect the Trust’s business, prospects, financial condition and results of operations.

These cautionary statements qualify all forward-looking statements attributable to us or persons acting on the Trust’s behalf.

iii

Item 1.	Business

Summary

Overview

The Trust’s future operations are expected to consist solely of (i) owning the Properties (as defined below), (ii) leasing the Properties under the terms of the Master Leases (as defined below) to one or more newly formed subsidiaries of Copper Retail JV LLC (collectively with its subsidiaries, “New JCP”), as the sole tenant, and (iii) subject to market conditions and the conditions set forth in the Amended Trust Agreement (as defined below and as further described under “—Description of the Trust Documents—Trust Agreement”), selling the Properties to third-party purchasers as promptly as practicable after the PropCo Closing Date (as defined below) with the intent to complete the sale of all Properties within a short period of time, in each case through certain wholly-owned property holding companies (the “PropCos” as described under “—Description of the Trust and the Trustee—Organization”). On or about the PropCo Closing Date, the Trust intends to retain an affiliate of Hilco Real Estate LLC as its independent third-party manager, unrelated to J. C. Penney or New JCP, to perform asset management duties with respect to the Properties (together with any of its affiliates, replacement or successor, the “Manager”). After the PropCo Closing Date, J. C. Penney will have no ability to exercise any control over, or have any affiliation with, the Trust.

Competitive Strengths

Highly attractive industrial assets (warehouses) and diverse portfolio of well-located retail assets. Our large, geographically diverse portfolio consists of 160 retail properties (the “Retail Properties”) and six distribution centers (the “Warehouses” and, together with the Retail Properties, the “Properties”) across 37 U.S. states and Puerto Rico with a presence in 42 of the top 50 metropolitan statistical areas nationally. Under the terms of the Master Leases, our tenants are required to continue to invest in the properties, which we believe enhances the value of our properties and maintains their competitive market position. J. C. Penney is a 118 year old brand, and due to its long history, the Properties acquired by the Trust tend to be located in attractive suburban and urban locations. The assets are a combination of standalone and anchor properties at malls. Our portfolio consists of select J. C. Penney assets, chosen for their alignment with our goals as a Trust to maximize value for the holders of the Trust Certificates (the “Certificateholders”).

Straightforward business plan designed to maximize value through sale of assets. The Properties are governed by a triple-net master lease structure. We have no development or acquisition plans and have elected to organize as a pass-through trust. We have selected an experienced third-party manager that is contractually aligned with our goal of maximizing value through the sale of the Warehouses within six months and the Retail Properties within 12 months following (i) the expiration of Lockout Periods (as defined below) applicable to certain of the Properties or (ii) if not subject to a Lockout Period, the PropCo Closing Date. See “—Description of the Trust Documents—Master Leases—Lockout Periods.”

Attractive cash flow yield from two separate well-structured master leases for owned warehouses and retail assets. The Trust has a predictable contractual cash flow, with the rents from the Warehouses accounting for 22% of the aggregate rents under the Master Leases. The Master Leases have an initial term of 20 years and are triple-net with, beginning in the third year, (i) a 2% annual escalation for the Warehouses and (ii) an annual escalation for the Retail Properties that is tied to the consumer price index. See “—Description of the Trust Documents—Master Leases.” Our dividend policy is to distribute net cash flow on a monthly basis, providing a recurring yield.

Manager with unparalleled experience in maximizing value of real estate assets. We have engaged the Manager as an external manager to execute the business plan and bring extensive experience to the role. The Manager has been involved in the repositioning of over 35,000 leases and the disposition of over 200 million square feet of retail, industrial and office properties over the last 15-plus years. The Manager’s track record speaks to the expertise, capabilities and focus it will bring to optimizing the value of the Trust within the required timeframe.

Upside from alternative use on select landlord option retail properties. The Retail Master Lease (as defined below) provides a landlord option on 23 of the Retail Properties (the “Landlord Retail Option Properties”), allowing current or future landlords to opportunistically terminate the Retail Master Lease with respect to a Landlord Retail Option Property and maximize value by selling such Landlord Retail Option Property with the ability for a buyer to utilize the Landlord Retail Option Property for an alternative purpose.

Capital structure of the Trust as well as the Master Leases provide significant flexibility for maximizing value. Capitalization of the Trust and the Master Leases have been carefully structured to facilitate the sale of individual Properties. Upon the sale of an individual Property, the Property is transferred out of the applicable Master Lease and a new individual property lease is created with the same key terms as the applicable Master Lease.

Trust Certificates

The Amended Trust Agreement creates a series of equity trust certificates designated as “Copper Property CTL Pass Through Certificates” (the “Trust Certificates”), [                ] million of which will be issued on the PropCo Closing Date. Each Trust Certificate represents a fractional undivided beneficial interest in the Trust and represents the Certificateholders’ interests in the Trust. All Trust Certificates shall vote as a single class and shall be in all respects equally and ratably entitled to the benefits of the Amended Trust Agreement without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of the Amended Trust Agreement. The Trust Certificates shall be the only instruments evidencing a fractional undivided interest in the Trust. The Trust Certificates do not represent indebtedness of the Trust. The Trust Certificates will not be repurchased by the Trust and no additional certificates will be issued by the Trust.

The issuance of the Trust Certificates under the Plan of Reorganization is expected to be exempt pursuant to Section 1145 of the Bankruptcy Code. Thus, the Trust Certificates would not be “restricted securities,” as defined in Rule 144(a)(3) under the Securities Act, and would be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors or the Trust, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter,” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

Owners of 4.9% or more of the Trust Certificates are required to deliver a certification set forth in the Amended Trust Agreement. See “Item 11. Description of Registrant’s Securities to be Registered” for a detailed description of the ownership limitations relating to the Trust Certificates.

The Trust Certificates are not, and will not be, listed on a national securities exchange; however, the Trust intends to take actions to cause the Trust Certificates to be quoted on a market operated by OTC Markets Group. See “Item 1A. Risk Factors—Risks Relating to the Trust Certificates––There is no currently established trading market for the Trust Certificates, which could limit liquidity, and it may be difficult to establish a price per Trust Certificate.”

The Trust Certificates will have an identifying CUSIP number and shall be evidenced by book-entry form represented by one or more global certificates registered in the name of The Depository Trust Company (“DTC”), as depository, or Cede & Co., its nominee, for so long as DTC is willing to act in that capacity.

Description of the Trust and the Trustee

Organization

The Trust owns directly or indirectly 100% of the PropCos: (i) CTL Propco LLC, a Delaware limited liability company, and CTL Propco LP, a Delaware limited partnership, will collectively own the fee simple or ground leasehold title (as applicable) to the Retail Properties and (ii) CTL Propco II LLC, a Delaware limited liability company, and CTL Propco II LP, a Delaware limited partnership, will collectively own the fee simple title to the Warehouses. The Properties are located in 37 U.S. states and Puerto Rico. In the aggregate, the Warehouses and Retail Properties comprise 10.1 million square feet and 21.7 million square feet, respectively, of leasable space, all of which is leased to the tenants under the Master Leases. See “Item 3. Properties” for a detailed description of the Properties.

Business

The Trust was formed for the sole purpose of collecting, holding, administering, distributing and monetizing the Properties for the benefit of Certificateholders.

The Trust’s operations consist solely of (i) owning the Properties, (ii) leasing the Properties to New JCP (who will operate the premises pursuant to the Master Leases, including for warehousing, distribution and retail operations), and (iii) subject to market conditions and the conditions set forth in the Amended Trust Agreement (as further described under “—Description of the Trust Documents—Trust Agreement”), selling the Properties from time to time to third-party purchasers as promptly as practicable after the PropCo Closing Date, in each case through the PropCos. Except for rental proceeds from leasing the Properties and sales proceeds from selling the Properties, the Trust has no other source of revenue or cash flow. Pursuant to the Amended Trust Agreement, the Trust shall endeavor to complete the disposition of the Warehouses within six months following the PropCo Closing Date and the Retail Properties within 12 months following (i) the expiration of any applicable Lockout Periods or (ii) if not subject to such Lockout Period, the PropCo Closing Date, or in each case such longer period approved by the Certificateholders representing a majority of the Trust Certificates (the “Majority Certificateholders”). See “—Description of the Trust Documents—Master Leases—Lockout Periods.”

The Retail Properties are leased pursuant to a single retail master lease (the “Retail Master Lease”) to Penney Tenant I LLC (“Retail Tenant”), and the Warehouses are leased pursuant to the warehouse and distribution center master lease (the “DC Master Lease”; together with the Retail Master Lease, the “Master Leases” and individually, each a “Master Lease”) to Penney Tenant II LLC (“DC Tenant”; together with Retail Tenant, the “Tenants” and individually, each a “Tenant”). Each of the Master Leases is a triple-net lease pursuant to which the Tenants are responsible for the payment of all taxes, insurance, maintenance, capital expenditures, operational costs, and other costs and expenses associated with the ownership, management, maintenance and operation of the Properties. The Tenants will pay all rent absolutely net to the Trust, without abatement, and unaffected by any circumstance (except in certain cases of major casualty or major condemnation where the applicable Tenant will have the right to terminate the applicable Master Lease with respect to the affected Property under certain circumstances or except in other limited situations expressly permitted under the Master Leases). The payment obligations of the Tenants under the Master Leases are unconditionally guaranteed by certain subsidiaries of New JCP (collectively, the “Lease Guarantors”), which are jointly controlled, as of the effective date hereof, by Simon Property Group, L.P. and Brookfield Asset Management Inc., and the obligations of Retail Tenant are further secured by a pledge of 100% of the equity interests in Retail Tenant.

Following the sale of all of the Properties and the subsequent distribution of all net sale proceeds and all net assets pursuant to the Amended Trust Agreement, the existence of the Trust will terminate 90 days after the final tax returns and the final reports required to be filed with the Securities and Exchange Commission (the “SEC”) have been filed. To the extent that all of the Properties are not sold within a year after the Propco Closing Date (or such longer period approved by the Majority Certificateholders), the Properties may be transferred into a newly-formed real estate investment trust (“REIT”), contributed to an existing REIT or transferred into other investment vehicles, each of which would be beneficially owned by the Certificateholders. Any such transfer will require approval from the Majority Certificateholders.

Dividend Policy

Commencing on [                ], 2021, the Trust will distribute on a monthly basis the proceeds from lease payments under the Master Leases (until such time as all of the Properties have been sold) and all sales proceeds from the disposition of Properties, in each case pro rata, to the Certificateholders as of the record date immediately preceding the applicable distribution date. Such distributions shall be net of (i) tax payments to be made by the Trust, (ii) fees and expenses of the Trustee, the Manager and any other professional advisors, and (iii) funds to be set aside for the Trustee’s and Manager’s reserve accounts.

The Trustee

GLAS Trust Company LLC serves as trustee of the Trust (the “Trustee”) under the Amended Trust Agreement. The Trustee has its principal place of business at 3 Second Street, Suite 206, Jersey City, New Jersey 07311. The Trustee is unaffiliated with the Trust and the Tenants. The Trustee will have no objective or authority to engage in the conduct of a trade or business, except to the extent reasonably necessary to carry out, and consistent with, the purpose of the Trust. In particular, the Trustee will not engage in activities other than (i) facilitating the sales of the Properties; (ii) cooperating with the Manager with respect to the marketing and sale of the Properties and causing the Trust to enter into such other documents and take such other actions reasonably directed by the Manager in connection therewith; (iii) causing the Trust to enter into any purchase and sale agreement pursuant to which one or more Properties are to be sold; (iv) incurring certain de minimis permitted indebtedness in the ordinary course of business of the Trust (or its subsidiaries); (v) complying with the requirements of the Amended Trust Agreement and the Management Agreement (as defined below); and (vi) entering into all contracts and engaging in all related activities incidental, complementary or ancillary to the foregoing. The Trustee will not act other than as required pursuant to the Amended Trust Agreement. In addition, the Trustee is required to use commercially reasonable efforts to assist the Manager in causing the Tenants to comply with their obligations under the Master Leases. The Trustee is permitted to retain professionals to assist in performing duties under the Amended Trust Agreement. Notwithstanding the foregoing, the Trustee will have no obligation to supervise, nor will it be liable for, the acts or omissions of the Manager or any other person.

Fees are paid to the Trustee prior to any distributions to Certificateholders. The Trustee will be compensated by the Trust and indemnified by the Trust against any expenses it incurs relating to, or arising out of, the formation, operation or termination of the Trust, or the performance of its duties pursuant to the Amended Trust Agreement, except to the extent that such expenses result from the gross negligence, willful misconduct or bad faith of the Trustee.

The Trustee may resign at any time as Trustee of the Trust by giving 30 days’ prior written notice thereof to the Certificateholders and the Manager. The Trustee may be removed at any time and for any reason as Trustee of the Trust by direction of the Majority Certificateholders.

The Manager

Hilco JCP, LLC (“Hilco”) serves as manager of the Trust under the Management Agreement and will provide a management team, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Trust. The Manager has its principal place of business at 5 Revere Drive, Suite 410, Northbrook, Illinois. The Manager is unaffiliated with the Trust, except that each of the Trust’s officers is an officer of the Manager.

Hilco is an affiliate of Hilco Real Estate LLC (“HRE”), a national provider of strategic real estate disposition and repositioning services. HRE provides strategic advisory and transactional services designed to minimize costs and maximize value of real estate assets. The Manager has been involved in the repositioning of over 35,000 leases and the disposition of over 200 million square feet of retail, industrial and office properties over the last 15-plus years.

Except as otherwise provided in the Amended Trust Agreement, the Manager, on behalf of the Trust, has full power and authority to sell any and all of the Properties without further action or approval of the Certificateholders or the Trustee.

The Manager maintains a contractual, as opposed to a fiduciary, relationship with the Trust.

Trust Operating Expenses

The Trust will incur recurring expenses in connection with, among other things, payment of the fees and expenses of the Trustee; payment of the fees, expenses and commissions of the Manager; legal, accounting and auditing fees; all insurance costs incurred in connection with the Trust (including director, trustee and officer liability insurance); and all other costs and expenses of the Trust, including those set out in the Trust’s budgets, other than those to be specifically borne by Manager pursuant to the Management Agreement. See “—Description of the Trust Documents—Trust Agreement” and “—Description of the Trust Documents—Management Agreement.” The Trust may also incur certain extraordinary, non-recurring expenses, including, but not limited to, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee, the Manager or any other service provider or counterparty of the Trust, on behalf of the Trust to protect the Trust or the interests of Certificateholders, or payments to indemnify the Trustee, the Manager or other agents, service providers or counterparties of the Trust, as applicable.

Tax Status

The Trust is intended to qualify as a liquidating trust within the meaning of United States Treasury Regulation (hereinafter “Treasury Regulation”) Section 301.7701-4(d) or, in the event it is not so treated, a partnership other than a partnership taxable as a corporation under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”).

Competition

The Properties compete on a local level with other retail and warehouse properties with regards to both operations and the disposition of the Properties, which could impact the Trust’s ability to sell the Properties and the sale price that can be achieved for such sales. With respect to the assets that we own, we compete for buyers based on a number of factors that include location, rental rates and suitability of the property’s design to prospective tenants’ needs.

We consider our peer group to be public and private triple-net lease REITs, particularly retail-focused REITs such as Essential Properties Realty Trust (NYSE: EPRT), Four Corners Property Trust Inc. (NYSE: FCPT), National Retail Properties (NYSE: NNN), Realty Income (NYSE: O), Store Capital (NYSE: STOR) and Vereit Inc. (NYSE: VER). Similar to our business, each of these peers own geographically diverse portfolios of triple-net leased retail properties, generally tenanted by national brands, with weighted average remaining lease terms of 10 years or greater, and with contracted lease step-ups providing high visibility of future cash flow.

Many competitors have substantially greater marketing budgets and financial resources than we do, which could limit our success when we compete with them directly. Competition could have a material effect on our occupancy levels, rental rates and property operating expenses. We also may compete for tenants with other entities advised or sponsored by affiliates of New JCP. Our ability to compete is also impacted by national and local economic trends, availability and cost of capital, maintenance and renovation costs, existing laws and regulations, new legislation and population trends. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business and our net assets in liquidation. See “Item 1A. Risk Factors—Risks Relating to Real Estate Assets.”

Employees

We do not have any employees. We are externally managed by the Manager pursuant to the Management Agreement. Our executive officers serve as officers of the Manager, and are employed by an affiliate of the Manager.

Insurance

The Master Leases require the Tenants to maintain, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. In particular, the Tenants are required to maintain (i) “replacement cost” casualty insurance coverage insuring against customary hazards, including earthquake and flood coverage, and (ii) commercial liability coverage. In addition, the Manager maintains (a) business interruption / contingent loss of rents and property insurance to protect the Trust for real property and loss of rents if primary insurance maintained by the Tenants fails, is inadequate or is not obtained by New JCP, (b) contingent lessors’ risk insurance to protect the Trust against exposure for third party bodily injury and property damage claims if primary insurance maintained by the Tenants fails, is inadequate or is not obtained by New JCP, (c) customary professional liability insurance with respect to services provided by the Manager to the Trust pursuant to the Management Agreement, and (iv) customary directors’ and officers’ liability insurance coverage.

Environmental Matters

The Properties are subject to various environmental laws regulating, among other things, air emissions, wastewater discharges and the release of, or exposure to, hazardous materials (including asbestos). Failure to comply could result in material fines and penalties. Certain environmental laws can impose joint and several liability without regard to fault of responsible parties, including current and former owners and operators of real property, related to contamination. We could be liable with respect to contamination at currently owned properties for contamination that occurred prior to the term of ownership, at a formerly owned or operated property for contamination caused during our ownership or operation or with respect to a site to which we sent wastes for disposal. Based on Phase I environmental site assessments prepared in connection with the acquisition of the Properties, we do not believe that environmental liabilities present prior to the effective date of this registration statement or that arise following the effective date of this registration statement will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental liabilities or new or changed laws or regulations on properties in which we hold an interest. The Tenants and the Lease Guarantors have entered into that certain Environmental Indemnity Agreement, dated as of December 7, 2020, pursuant to which they are required to comply with applicable environmental laws with respect to the Properties from and after the effective date of the Master Leases and to indemnify us if their noncompliance results in losses or claims against us.

Statements, Filings and Reports

The Trust will comply with all reporting obligations required of companies with a class of securities registered under the Exchange Act, including timely filing Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other customary filings. In particular, after the end of each fiscal year, the Manager will cause to be prepared for the Trust an annual report containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The annual report will be in such form and contain such information as will be required by applicable laws, rules and regulations and may contain such additional information that the Manager determines shall be included. The annual report will be filed with the SEC and distributed to such persons and in such manner, as shall be required by applicable laws, rules and regulations.

Each month and each quarter, the Trustee will distribute to the Certificateholders a report prepared by the Manager. Each such report (a “Distribution Date Schedule”) will set forth the payments, transfers, deposits and distributions to be made as described under “—Description of the Trust Documents—Trust Agreement—Distributions.” Each Distribution Date Schedule will be distributed to the Certificateholders through an investor website established by the Trustee.

The Trustee will make elections, file tax returns and prepare, disseminate and file tax reports, as advised by the Manager, the Trust’s counsel or accountants or as required by any applicable statute, rule or regulation.

Fiscal Year

The fiscal year of the Trust is the period ending December 31 of each calendar year. The Trustee may in the future select an alternate fiscal year at the direction of the Majority Certificateholders.

History

On December 21, 2020, to establish the Trust consistent with the Plan of Reorganization, J. C. Penney Corporation, Inc. entered into the Initial Trust Agreement with GLAS Trust Company LLC, as trustee.

Pursuant to the Plan of Reorganization, the following transactions are expected to occur (collectively, the “PropCo Formation Transactions”):

i.

J. C. Penney and certain of its subsidiaries (collectively, the “JCP Sellers”) will transfer their fee or leasehold interest (as applicable) in the Properties to the PropCos (collectively, the “Properties Transfer”);

ii.

the Initial Trust Agreement will be amended and restated (such amended and restated agreement, the “Amended Trust Agreement”) to be between Copper BidCo LLC, an entity controlled by certain of the Debtors’ lenders (replacing J. C. Penney Corporation, Inc.), and GLAS Trust Company LLC, continuing as trustee;

iii.	J. C. Penney will assign to the Trust the Master Leases and that certain transition services agreement, dated as of December 7, 2020 (the “Transition Services Agreement”), with New JCP; and

iv.

the Trust Certificates will be issued to certain of the Debtors’ lenders pursuant to the Plan of Reorganization and Section 1145 of the Bankruptcy Code in final satisfaction of such lenders’ claims against the Debtors.

The Properties Transfer will occur immediately prior to the transactions described in clauses (ii) through (iv) above. The date on which the PropCo Formation Transactions occur is referred to in this registration statement as the “PropCo Closing Date.” As of the date of this registration statement, the Trust does not own, directly or indirectly, the Properties or any other assets, and it is not expected to own any such assets prior to the Properties Transfer.

Description of the Trust Documents

The summaries presented below of the Amended Trust Agreement, the Master Leases and the Management Agreement (collectively, the “Trust Documents”) are not complete and are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to this registration statement.

Amended Trust Agreement

The Trust is governed by the Amended Trust Agreement. The following is a description of the material terms of the Amended Trust Agreement.

Governance and Approval Rights. The Amended Trust Agreement establishes the roles, rights and duties of the Trustee. The Trustee will have no objective or authority to engage in the conduct of a trade or business, except to the extent reasonably necessary to carry out, and consistent with, the purpose of the Trust. In particular, the Trustee will not engage in activities other than (i) collecting and distributing rental payments and sales proceeds to the Certificateholders; (ii) facilitating the sales of the Properties; (iii) cooperating with the Manager with respect to the marketing and sale of the Properties and causing the Trust to enter into such other documents and take such other actions reasonably directed by the Manager in connection therewith; (iv) causing the Trust to enter into any purchase and sale agreement pursuant to which one or more Retail Properties or Warehouses are to be sold; (v) incurring certain de minimis permitted indebtedness in the ordinary course of business of the Trust (or its subsidiaries); (vi) complying with the requirements of the Amended Trust Agreement and the Management Agreement; and (vii) entering into all contracts and engaging in all related activities incidental, complementary or ancillary to the foregoing. The Trustee will not act other than as required pursuant to the Amended Trust Agreement. In addition, the Trustee is required to use commercially reasonable efforts to assist the Manager in causing the Tenants to comply with their obligations under the Master Leases. The Trustee is permitted to retain professionals to assist in performing duties under the Amended Trust Agreement. Notwithstanding the foregoing, the Trustee will have no obligation to supervise, nor will it be liable for, the acts or omissions of the Manager or any other person.

The Trustee shall not be authorized at any time on behalf of the Trust or the Certificateholders (and shall not permit the PropCos) to reinvest the Properties or take any action, in each case, that would preclude the Trust from being treated as a “grantor trust” for U.S. federal income tax purposes or would cause the Trust to be treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

The Manager, which will initially be Hilco, is an independent third-party manager engaged to perform certain asset management duties and other services with respect to the Properties. In particular, the Manager will be responsible for arranging for the sale or other disposition of the Properties.

Under the Amended Trust Agreement, the approval rights of the Certificateholders are limited to (i) approval of the incurrence of indebtedness in excess of $5,000,000, (ii) approval of sales of the Properties at prices below certain thresholds, (iii) approval of sales of the Properties beyond the targeted sales period, (iv) approval of the engagement of any Financial Advisor or Leasing Agent (each as defined in the Amended Trust Agreement), (v) approval to increase the size of, or the duration for holding, Post-Closing Reserves (as defined in the Amended Trust Agreement), (vi) approval to increase the Reserve Amount (as defined in the Amended Trust Agreement), and (vii) the engagement of a new Trustee or Manager.

Distributions of Proceeds from Lease Payments. Commencing on [                ], 2021, the Trust will distribute on a monthly basis the cash proceeds from lease payments under the Master Leases (until such time as all of the Properties have been sold), pro rata, to the Certificateholders as of the record date immediately preceding the applicable distribution date. Such distributions shall be net of tax payments to be made by the Trust, fees and expenses of the Trustee, the Manager and any other professional advisors in connection with operating or providing services to the Trust, and funds to be set aside for the Trustee’s and Manager’s reserve accounts, including for future costs and expenses. Distributions will be made only from assets of the Trust and only to the extent that the Trust has sufficient assets (over reserves for contingent liabilities and future costs and expenses, among other things) to make such payments in accordance with the Plan of Reorganization and the Amended Trust Agreement.

Distributions of Proceeds from Disposition of Properties. The Trust will distribute proceeds from the disposition of any Properties and related payments received by the Trust prior to the related distribution date with the same frequency and in the same order of priority as the distributions of proceeds from the lease payments, net of any fees (including brokers fees), commissions or other amounts payable to the Manager in connection with such disposition.

Master Leases

The 160 Retail Properties have been leased pursuant to the Retail Master Lease to Retail Tenant and the six Warehouses have been leased pursuant to the DC Master Lease to Warehouse Tenant. Subsidiaries of the Trust are the landlord (the “Landlords”) to the Tenants under each of the Master Leases. As of the PropCo Closing Date, the Trust will own, directly or indirectly, 100% of the equity interests in the Landlords under each of the Master Leases. Subject to Landlords’ right to sever each Master Lease as described below, each Master Lease is a single, unitary lease of all of the applicable Properties, such that in the event of a bankruptcy proceeding, the Tenant shall only be entitled to assume, reject or assign the entire Master Lease and not merely a portion thereof.

Guaranties. The payment obligations of the Tenants under each of the Master Leases are unconditionally guaranteed by the Lease Guarantors pursuant to two separate guaranties (each, a “Lease Guaranty”), and the obligations of Retail Tenant is further secured by a pledge of 100% of the equity interests in Retail Tenant.

Term. Each Master Lease has an initial term of 20 years, followed by five extension option periods of five years each, for a fully-extended term of 45 years. Each five-year extension period may be exercised by the Tenant provided that (i) with respect to the DC Master Lease, no event of default then exists and (ii) with respect to the Retail Master Lease, no Major Event of Default (as defined in the Retail Master Lease) or other Disabling Event (as defined in the Retail Master Lease) with respect to a particular Property then exists. A Major Event of Default includes, in addition to the Tenant’s failure to pay rent, breaches of the permitted use or subletting covenants under the Retail Master Lease for Properties 15% or more of the aggregate base rent allocation amounts for the first lease year of the Properties then subject to the Retail Master Lease. Other than upon mutual agreement, or in limited circumstances in the case of certain casualty or condemnation events or with respect to Tenant Option Properties (as defined in the Retail Master Lease), the Tenants do not have a right to terminate the Master Leases. The Trust only has the right to terminate the Master Leases (a) upon the occurrence of an event of default under the DC Master Lease, (b) upon the occurrence of a Major Event of Default under the Retail Master Lease (or upon the occurrence of an event of default with respect to a particular Property (a “Defaulted Property”), but only with respect to such Defaulted Property), or (c) with respect to Landlord Option Properties (as defined in the Master Leases).

Rent—Retail Master Lease. The initial base rent for the Retail Master Lease is $121.2 million per year, subject to a rental abatement of 50% ($60.6 million) for the first year. During each subsequent lease year, commencing with the third lease year, the base rent shall be subject to a consumer price index adjustment, provided that such adjustment shall not (i) result in an increase that exceeds 2% of the then-applicable base rent or (ii) decrease the then-applicable base rent. Such adjustment is described more fully in “Item 2. Financial Information— Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenue.” During each lease year during any renewal term, the base rent shall be an annual amount equal to the greater of (a) the base rent for the immediately preceding lease year (as adjusted by subtracting the base rent allocation amounts allocable to any terminated properties) and (b) the fair market rent for such renewal term, as determined in accordance with a valuation procedure set forth in the Retail Master Lease. In addition to base rent, the rent under the Retail Master Lease includes the payment by Retail Tenant of all triple-net costs and expenses attributable to the Retail Properties as additional rent.

Rent—DC Master Lease. The initial base rent for the DC Master Lease is $35.4 million per year. During each subsequent lease year commencing with the third lease year, the base rent shall be subject to a 2% escalation. During each lease year during any renewal term, the base rent shall be an annual amount equal to the greater of (i) the base rent for the immediately preceding lease year (as adjusted by subtracting the base rent allocation amounts allocable to any terminated properties) and (ii) the fair market rent for such renewal term, as determined in accordance with a valuation procedure set forth in the DC Master Lease. In addition to base rent, the rent under the DC Master Lease includes the payment by DC Tenant of all triple-net costs and expenses attributable to the Warehouses as additional rent.

Triple-Net Lease; Alterations. Each Master Lease is structured as a triple-net lease, with each Tenant responsible for the payment of all taxes, insurance, maintenance, capital expenditures, operational costs, and other costs and expenses associated with the ownership, management, maintenance and operation of the Properties (subject to exceptions in certain limited scenarios as set forth in the Master Leases). In addition, each Tenant is required to indemnify, defend and hold the Landlord harmless from and against various claims, litigation and liabilities arising in connection therewith. The Tenant will pay all rent absolutely net to the Landlord, without abatement, and unaffected by any circumstance (except in certain cases of major casualty and major condemnation events or otherwise upon certain limited events expressly permitted under the Master Leases).

Landlord Option Properties. The Retail Master Lease provides the Retail Landlord (as defined in the Retail Master Lease) with several independent options, exercisable from time to time in the Retail Landlord’s sole discretion and upon 24 months’ prior written notice to Retail Tenant, to terminate the Retail Master Lease as to any one or more of the 23 Landlord Retail Option Properties in accordance with the terms and conditions of the Retail Master Lease; provided, that landlord may only exercise such option with respect to up to eight Landlord Option Properties in any individual lease year. The DC Master Lease provides the Warehouse Landlord (as defined in the DC Master Lease) with several independent options, exercisable from time to time in Warehouse Landlord’s sole discretion and upon 24 months’ prior written notice to DC Tenant, to terminate the DC Master Lease as to any Landlord Option Properties (as defined in the DC Master Lease) in accordance with the terms and conditions of the DC Master Lease.

Tenant Option Properties. The Retail Master Lease provides Retail Tenant with several independent options, exercisable from time to time in Retail Tenant’s sole discretion and upon 24 months’ prior written notice to Landlord, to terminate the Retail Master Lease as to all or a portion of any one or more of the six Tenant Option Properties in accordance with the terms and conditions of the Retail Master Lease; provided, that Retail Tenant may only exercise such option with respect to up to five Tenant Option Properties in any individual lease year.

Substitution Options and Go Dark Rights. The Retail Master Lease provides Retail Tenant with several independent options to terminate the Retail Master Lease with respect to one or more sub-performing properties upon replacement of such sub-performing properties with a qualified replacement property in accordance with the terms and conditions of the Retail Master Lease. Notwithstanding the foregoing, Retail Tenant shall only be entitled to exercise a substitution option (i) between the third and 15th anniversary of the commencement date of the Retail Master Lease and (ii) if the aggregate allocated base rent amounts for all Go Dark/Substitution Properties (as defined in the Retail Master Lease) during the applicable period (as described in the Retail Master Lease) is less than or equal to 15% of the first year’s base rent. The Retail Master Lease also provides Retail Tenant with the limited right to “go dark” (i.e., cease operations) at one or more Retail Properties in certain limited circumstances as set forth in the Retail Master Lease; provided that such right does not relieve Retail Tenant of its obligation to make any rent payments that are due and owing.

Tenant Offer Rights. The Master Leases contain preferential offer rights in favor of the Tenant with respect to certain Properties, which enable the Tenant, in connection with a potential sale of such Properties, to acquire such Properties for a price determined in accordance with the procedures set forth in the Master Leases.

Lockout Periods. The Landlord has agreed not to deliver notice to the Tenant formally commencing the sales process at those Properties subject to the “Tenant Offer Rights” described above prior to the dates specified in the applicable Master Lease for such Properties (the “Lockout Periods”), the latest of which is in the second quarter of 2021. Approximately 70 of the Retail Properties, and each of the Warehouses, are subject to a Lockout Period.

Lease Severance. The Landlords may at any time and from time to time, upon notice to a Tenant, in conjunction with a sale or otherwise, sell one or more Properties and sever such Properties from the Master

Leases, and such severed Properties shall (upon such severance) be subject to a separate severed lease, which shall be effective as of the date of severance. The effect of severance is more fully described in the Master Leases.

Assignment and Subletting. Under the Master Leases, subject to certain affiliate transactions and other limited exceptions (which include a change of control of the Tenant or a Lease Guarantor if the transferee has a tangible net worth of $500,000,000 or more), the Tenant does not have the right to assign any portion of the Master Leases. The Tenant has the right to sublet, without the Landlord’s consent, up to (i) 15% of the aggregate gross leasable square footage of the Retail Properties and (ii) 25% of the aggregate gross leasable square footage of the Warehouses. In connection with any proposed sublease, the Landlord does not have a right to recapture the subleased portion of the premises or to share in the profits received by the Tenant in connection with such sublease (subject to the Warehouse Landlord’s limited right to share in such profits in relation to two Warehouses, as described in the DC Master Lease); provided, however that such sublease does not relieve the Tenant or the Lease Guarantors from the obligation to make any rent payments that are due and owing if the sublessee fails to do so.

Excess Development Parcels. Under the DC Master Lease, the Warehouse Landlord is permitted to subdivide certain of the Warehouses to create excess development parcels so long as such parcels do not contain any existing improvements or materially interfere with DC Tenant’s access to or other rights to use and enjoy such Warehouses, and to thereafter sell such subdivided parcels to third-party buyers.

Insurance. The Master Leases require the Tenants to maintain, with financially sound insurance companies, insurance (subject to New JCP’s deductibles in effect as of the effective date) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. The Master Leases provide that the amount and type of insurance that the Tenants had in effect as of the date upon which the Master Leases became effective satisfies for all purposes the requirements to insure the Properties. However, such insurance coverage does not currently contain rental interruption coverage and only requires that the insurance companies providing such coverage maintain ratings with A.M. Best Company. The Master Leases require each Tenant to obtain, upon the request of the Landlord, quotations from insurers to enhance the Tenant’s then-existing coverage by adding both rental interruption coverage and by requiring that the other insurance coverage being maintained by the Tenant be provided by insurance companies that maintain ratings with Standard & Poor’s Ratings Services in addition to A.M. Best Company, and also permits the Landlord to obtain independent quotes to provide such enhanced coverage pursuant to a separate policy or policies obtained by the Landlord at the Landlord’s expense; provided that the Tenant has agreed to contribute up to $300,000 per year for the additional premium cost to obtain rental interruption coverage. In addition to the foregoing, the Master Leases require each Tenant to obtain, upon the request of the Landlord, quotations from insurers to reduce the Tenant’s then-existing deductibles, and also permits the Landlord to obtain independent quotes to reduce such deductibles pursuant to a separate policy or policies obtained by the Landlord at the Landlord’s expense. The foregoing insurance coverage may not be sufficient to fully cover all losses.

Other Terms. The Master Leases contain various terms and conditions related to indemnification, casualty and condemnation, financial reporting and other customary matters. The Master Leases also include events of default. Among other remedies, the Landlords have the right to terminate the Master Leases during an event of default (as described in “—Term” above, and subject to notice and cure periods (including any extended cure period) in favor of the Tenants and certain Property substitution rights of the Tenants).

Management Agreement

The Trust has entered into a management agreement with the Manager (the “Management Agreement”), pursuant to which the Manager will be the exclusive provider of certain management and other services with respect to the Properties, including (i) arranging for the sale or other disposition of the Properties,

(ii) coordinating with the Trustee in connection with the disbursement and collection of the Trust’s funds, (iii) paying the debts and fulfilling the obligations of the Trust (but only to the extent the Trust has working capital to pay and fulfill same on deposit in the Manager’s operating or administrative reserve accounts (as applicable and provided for pursuant to the Amended Trust Agreement)), and (iv) supervising the performance of professionals engaged by or on behalf of the Trust, in each case upon the terms and subject to the conditions in the Amended Trust Agreement.

Pursuant to the Management Agreement, the Manager will provide a management team along with appropriate support personnel, including individuals who shall serve as the chief executive officer (the “Executive Officer”) and the chief financial officer (the “Financial Officer” and, together with the Executive Officer, the “Officers”), of the Trust to provide the management services.

Operations and Management. Pursuant to the terms of the Management Agreement, the Manager will be responsible for the sale or other disposition of the Properties. Except as otherwise provided in the Amended Trust Agreement, the Manager, on behalf of the Trust, has full power and authority to sell any and all of the Properties without further approval of the Certificateholders or the Trustee.

In addition, the Manager is responsible for the day-to-day operations of the Trust and its subsidiaries and performs (or causes to be performed) such services and activities relating to the Trust’s subsidiaries’ assets and operations as may be appropriate, which may include the following:

i.

administer the Master Leases and activities relating to compliance therewith, including (a) enforcement of all and remedies of the Landlords with respect to all Properties then leased thereunder and (b) review of financial information and financial and other reporting received from the Tenants and the Lease Guarantors pursuant to the Master Leases and the preparation of the periodic Reporting Package (as such term is defined in each Master Lease) for the benefit of the Certificateholders;

ii.

property level management, including, without limitation, (a) review and monitoring of lease payments and common area maintenance and real estate tax payments, (b) review capital expenditure plans and activities, and (iii) collection of rent and other income due to the Trust in accordance with the Master Leases or otherwise related to the Properties;

iii.	develop, review and certify all Trust filings required pursuant to the Exchange Act;

iv.	all required accounting functions;

v.	investor relations matters, including quarterly earnings calls, investor meetings and development and maintenance of the Trust website with relevant investor materials;

vi.	create and distribute property sales and marketing status activity reports;

vii.	review of property condition reports;

viii.	oversight and administration of environmental remediation measures;

ix.	oversight and support of key property counterparties, including, among other parties, ground lessors, reciprocal easement agreement counterparties and municipal counterparties;

x.	creation of global marketing strategy, structuring plan and sales process, including the direction and management of third-party brokers as appropriate;

xi.	third party broker management and supervision, including the selection of such brokers, development of a marketing plan and coordination of a negotiating strategy; and

xii.	such other services related to the management of the business and affairs of the Trust as may be mutually agreed between the parties to the Management Agreement from time to time.

Term. The Management Agreement shall be effective as of the PropCo Closing Date and shall continue for a period of 24 months thereafter. The Management Agreement shall be automatically extended in successive six-month increments until all of the Properties are sold and the Trust is dissolved or unless otherwise earlier terminated in accordance with its terms. The Trust may terminate the Management Agreement (i) in the event of a liquidation or dissolution of the Manager; (ii) upon the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager; or (iii) for any reason or no reason by providing not less than 60 days’ prior written notice thereof to Manager. In conjunction with a termination of the Management Agreement by the Trust, unless the termination is as a result of the Manager’s fraud, material misrepresentation, willful misconduct, material breach of the Management Agreement, misapplication or misappropriation of funds or gross negligence for cause (in which case the Management Agreement may be terminated immediately and no termination fee shall be due), the Trust will pay the Manager a termination fee equal to the fee for 90 days of service under the Management Agreement at the Base Fee (as defined below).

Liability and Indemnification. The Manager assumes no responsibility other than to render the services called for under the Management Agreement. The Trust will provide the Manager with a customary indemnity with respect to the Manager’s liability for any negligence related to, arising out of or in connection with the services to be provided by the Manager under the Management Agreement or related to the Properties or any portion thereof, and the Manager is not responsible for any action of the Trustee in following or declining to follow any advice or recommendation of the Manager, except where any actions or losses arise out of or are based on any action or failure to act by the Manager and are judicially determined to have resulted or arisen from the Manager’s bad faith, gross negligence, reckless disregard or willful misconduct. The Manager will not be indemnified for any actions or losses in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement.

Compensation and Reimbursement of Expenses. As compensation for its services thereunder, the Manager shall receive an annual base management fee equal to [                ] (the “Base Fee”). In addition, upon the closing of each sale of a Property, the Manager shall receive an asset management fee that shall be calculated as a percentage of the sales proceeds of each Property calculated on a sliding scale that compares the sales proceeds to predetermined base values. For additional information, refer to the Management Agreement attached as Exhibit 10.4 hereto. In addition, we are required to reimburse the Manager for its documented expenses incurred in performing services for us in connection with the operation of our business, including property management, legal, property accounting, IT and operations.

Emerging Growth Company Status

The Trust is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not emerging growth companies. For as long as the Trust is an emerging growth company, unlike other public companies, it will not be required to, among other things:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of its system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; or

•	comply with any new audit rules adopted by the Public Company Accounting Oversight Board after April 5, 2012, unless the SEC determines otherwise.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The Trust will remain an emerging growth company until the earliest to occur of the following: (i) the last date of the fiscal year during which it has $1.07 billion or more in annual gross revenues; (ii) the date on which the Trust becomes a “large accelerated filer,” as defined in Rule 12b-2 of the Exchange Act; (iii) the date on which the Trust has issued more than $1.0 billion of non-convertible debt over the previous three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Trust Certificates pursuant to an effective registration statement.

We do not believe that being an emerging growth company will have a significant impact on the Trust’s business. Even once we are no longer an emerging growth company, for so long as we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Exchange Act, we will not be subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, even once we are no longer an emerging growth company, so long as we are managed by the Manager and we do not directly compensate our executive officers, or reimburse the Manager for the salaries, bonuses, benefits and severance payments for any persons who also serve as one of our executive officers or as an officer of the Manager, we do not expect to include disclosures relating to executive compensation in our periodic reports or proxy statements. As a result, we do not expect to be required to seek the Certificateholders’ approval of executive compensation and golden parachute compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act regardless of our emerging growth status.

Investment Policies

Our investment objective is to sell the Properties to third-party purchasers as promptly as practicable after the PropCo Closing Date. The Trust does not expect to acquire new real estate assets to supplement or diversify its portfolio. Neither the Trust, the Trustee nor the Manager shall be permitted to invest or reinvest the Properties except as otherwise provided herein.

Item 1A.	Risk Factors

An investment in the Trust Certificates involves various risks. Any of the risk factors set forth below could significantly and adversely affect the Trust’s business, prospects, financial condition and results of operations. The risks and uncertainties described below are not the only ones the Trust faces, but they do represent those risks and uncertainties that we believe are material to an investment in the Trust Certificates.

Risks Relating to Limited Purpose and Recent Formation

The Trust has a limited purpose and does not expect to generate or receive cash other than from limited sources. Pursuant to the Amended Trust Agreement, the Trust was established and exists for the purpose of collecting, holding, administering, distributing and liquidating the Properties for the benefit of the Certificateholders. The Amended Trust Agreement further provides that the Trust shall have no objective or authority to continue or to engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the purpose of the Trust as set forth therein. The Trust does not expect to receive cash other than through lease payments from the Tenants and from sales of the Properties.

The Trust has no operating history. The Trust was established in December 2020. The Trust has no operating history upon which to forecast, among other things, its future cash proceeds from sales of the Properties. In assessing its business prospects, you should consider various risks and difficulties encountered by newly organized companies. These risks include the Trust’s ability to implement and execute its business plan and respond effectively to operational and competitive challenges.

The Trust will incur significant costs as a result of the registration of the Trust Certificates under the Exchange Act and the Trust becoming a reporting issuer under the Exchange Act. As a reporting entity under the Exchange Act, the Trust will incur significant legal, accounting and other expenses that a non-reporting entity would not incur. In addition, the Exchange Act imposes various requirements on reporting entities that will require the Executive Officer, the Financial Officer and the Manager’s employees, management and other personnel to devote a substantial amount of time to compliance initiatives.

Risks Relating to Real Estate Assets

There is limited liquidity in real estate investments. Real estate is a relatively illiquid asset. The Trust may not be able to sell the Properties at the optimal time or for an optimal price in order to maximize its recovery. The number of potential buyers for the Retail Properties may be limited by the presence of such properties in retail or mall complexes. In addition, the Trust’s ability to sell or dispose of the Properties may be hindered by the fact that such Properties will be subject to the Master Leases, as the terms of the Master Leases or the fact that the Properties are subject to the leasehold rights of the Tenants may make such Properties less attractive to a potential buyer than alternative properties that may be for sale.

The Trust’s real estate asset portfolio’s tenant base is not diversified. The Properties consist entirely of retail stores and distribution centers leased to New JCP under the Master Leases. Pursuant to the Amended Trust Agreement, the Trust will not acquire new real estate assets to diversify the tenants in its portfolio. This lack of diversification means that the Trust is particularly subject to the risks and fluctuations in the price of retail-related real estate, and any worsening of the downturn in this particular market would result in a significant and outsized negative impact on the Trust. In addition, periods of economic slowdown or recession or declining demand for real estate in the United States, or the public perception that any of these events may occur, could result in a general decline in property values, which could materially adversely affect the Trust’s business, financial position, results of operations or cash flow. This could, in turn, adversely affect the Trust’s ability to make distributions to the Certificateholders.

If the Trust is unable to sell the Properties within a reasonable period of time, it may need to consider bulk marketing and disposition. The pool of potential buyers for the Properties is limited and, depending on market conditions, price reductions or bulk sales may be necessary. One or more bulk sales of the Properties may not yield as high an aggregate value as individual property sales, and a bulk sale may possibly depress prices in that market, negatively affecting the Trust’s ability to recover the highest value for its remaining properties.

If the Trust is unable to sell the Properties within the approved sale period, the Properties may be transferred into a REIT. The Trust may not be able to sell all of the Properties within the one-year sale period (or such longer period as may be approved by the Majority Certificateholders). In such case, the Manager will develop a plan for the conversion of one or more subsidiaries of the Trust to a REIT, the contribution of one or more of the Properties to an existing REIT, or the transfer of the Properties to an alternative investment vehicle. If the remaining Properties are held by a newly-formed REIT, the requirements applicable to such a REIT may delay further sales of Properties. Upon transfer of properties into a REIT, the amount or timing of distributions may be negatively affected.

Competition from other sellers of commercial real properties in the markets in which the Properties are located may adversely affect the Trust’s financial condition and net assets in liquidation. The addition of new retail properties and warehouses in the markets where the Properties are located may increase the available supply of similar properties, creating downward pressure on sales prices and protracted sales periods for the Properties. In addition, any sales that do not satisfy the guidelines set out in the Amended Trust Agreement will require the consent of two-thirds of the Certificateholders. Other sellers of retail properties or warehouses will generally not be subject to similar selling restrictions, which may put the Trust at a competitive disadvantage relative to other sellers.

The land underlying some of the Properties is subject to ground leases, which could limit our use of such Properties, and a breach or termination of the ground leases could materially and adversely affect us. We lease a portion of the land underlying some of the Properties from third parties through ground leases covering such land. As a lessee under a ground lease, we are exposed to the possibility of losing the right to use the portion of the Properties covered by the ground lease upon termination, or an earlier breach by us, of the ground lease. The ground lease may also restrict our use of such Properties, which may limit our flexibility in renting such Properties and may adversely impact our ability to sell such Properties. In addition, certain ground leases contain options in favor of the ground lessor to purchase the ground lessee’s leasehold interest under certain circumstances, including cessation of the operation of retail business at the applicable Property.

Environmental compliance costs and liabilities associated with the Properties may materially impair the value of those assets. As an owner of real property, the Trust will be subject to various federal, state and local environmental and health and safety laws and regulations. Although the Trust will not operate or manage the Properties, the Trust may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether the Trust knew of or caused the release. The failure to properly clean a Property may adversely affect our ability to lease, sell or rent the Property or to borrow funds using the Property as collateral. Further, some environmental laws create a lien on a contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. In addition, the presence of contamination or the failure to remediate contamination may adversely affect the Trust’s ability to sell the Properties.

Adverse weather conditions and natural disasters could adversely affect the Trust’s operations and results. Additionally, the Trust may not be able to obtain insurance at reasonable rates for natural disasters and other events that are beyond its control. Although the Tenants are required to maintain property insurance coverage, such coverage is subject to deductibles and limits on maximum benefits. We cannot assure you that the Tenants or the Trust will be able to fully insure such losses or that, in the case of business interruption coverage, such insurance will be maintained at all, or that the Tenants or the Trust will be able to fully collect, if at all, on claims resulting from such natural disasters. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the damaged property. Furthermore, the Tenants or the Trust may not be able to obtain insurance for these types of events for all of the Properties at reasonable rates.

Risks Relating to Leasing to the Tenants

The Trust will be dependent on New JCP as a tenant until the Properties are sold. Therefore, an event that has a material adverse effect on New JCP’s businesses, financial positions or results of operations could have a material adverse effect on the Trust’s business, financial position or results of operations. Immediately following the PropCo Closing Date, New JCP will be the sole lessee of the Properties pursuant to the Master Leases. Together with the proceeds from sales of the Properties, the rent and other payment obligations under the Master Leases will account for all of the Trust’s revenues. Additionally, because the Master Leases are triple-net leases, the Trust will depend on New JCP to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with the Properties and to indemnify, defend and hold the Landlords harmless from and against various claims, litigation and liabilities arising in connection therewith. See “Item 1. Business—Description of the Trust Documents—Master Leases—Triple-Net Lease; Alterations” for more information. Although the Lease Guarantors will guarantee the Tenants’ obligations under the Master Leases, there can be no assurance that the Lease Guarantors and the Tenants will have sufficient assets, income and access to financing to enable them to satisfy their payment obligations on account of the Master Leases. The inability or unwillingness of the Tenants and the Lease Guarantors to meet their rent and other obligations under the Master Leases and the related Lease Guaranty could materially adversely affect the Trust’s business, financial position or results of operations, including the Trust’s ability to make distributions to the Certificateholders. In addition, due to the Trust’s dependence on rental payments from the Tenants as a primary source of revenues (in addition to sales proceeds from the sale of Properties), the Trust may be limited in its ability to enforce its rights under the Master Leases or to terminate the Master Leases. Failure by a Tenant and the Lease Guarantors to comply with their obligations under the Master Leases and the Lease Guaranties, as applicable, could require the Trust to find another tenant for such Property, and there could be a decrease or cessation of rental payments. In such event, the Trust may be unable to locate a suitable tenant at similar rental rates or at all, which would have the effect of reducing the Trust’s rental revenues.

The bankruptcy or insolvency of the Tenants and the Lease Guarantors could result in the termination of the Master Leases and material losses to the Trust. A bankruptcy or insolvency of the Tenants (which will be the Trust’s sole tenants) and the Lease Guarantors (which will be the Trust’s sole source of credit support for the Tenants’ obligations under the Master Leases) could result in a loss of a substantial portion of the Trust’s revenue and materially and adversely affect the Trust. Each Master Lease is a single, unitary lease of all of the applicable Properties, such that in the event of a bankruptcy proceeding, the Tenant shall only be entitled to assume, reject or assign the entire Master Lease and not merely a portion thereof. Any claims against a bankrupt Tenant for unpaid future rent are subject to statutory limitations that would likely result in the Landlord’s receipt, if at all, of rental revenues that are substantially less than the contractually specified rent owed. In addition, any claim such Landlord has for unpaid past rent would likely not be paid in full. If a Tenant becomes bankrupt or insolvent, federal law may prohibit the Landlord from evicting such Tenant based solely upon such bankruptcy or insolvency. The Trust may also be unable to re-lease a terminated or rejected space or re-lease it on comparable or more favorable terms. If the Trust does re-lease rejected space, it will likely incur significant costs for brokerage, marketing and tenant inducement expenses. In addition, although the Trust believes that the Master Leases are “true leases” for purposes of bankruptcy law, it is possible that a bankruptcy court could re-characterize the lease transactions set forth in the Master Leases as a secured lending transaction, in which case the Trust would not be treated as the owner of the property and could lose certain rights as the owner in the bankruptcy proceeding.

The Trust is dependent on the retail industry and may be susceptible to the risks associated with it, which could materially adversely affect its business, financial position or results of operations. As the landlord of retail stores and warehouses, the Trust is impacted by the risks associated with the retail industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which the Trust has no control. As the Trust is subject to risks inherent in substantial investments in a single industry, a decrease in the retail industry would likely have a greater adverse effect on its revenues than if the Trust owned a more diversified real estate portfolio, particularly because the ability of the Tenants and the Lease Guarantors to pay the rent under the Master Leases will be based, over time, on the performance of the retail stores operated by New JCP at the Properties and New JCP’s other properties. The retail industry is characterized by a high degree of competition among a large number of participants, and competition is intense in most of the markets where the Properties are located. Additionally, decreases in discretionary consumer spending brought about by weakened general economic conditions such as lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, cultural and demographic changes and increased stock market volatility may negatively impact the Trust’s revenues and operating cash flows. In particular, the global outbreak of the COVID-19 coronavirus and its rapid and continuing spread across the globe, including the United States, is having an unprecedented impact on the global and the U.S. economy in general, and the retail industry in particular.

Risks Relating to the Trust Certificates

The Trust cannot predict with certainty the timing or amount of distributions to the Certificateholders. It is not possible to predict with certainty the timing and amount of future distributions to the Certificateholders. The cash receipts that distributions are based on cannot be predicted with certainty because they are subject to conditions that are beyond the Trust’s control or that are inherently uncertain, such as the amount and timing of the Trust’s sale of the Properties. As the Trust continues to sell Properties, the cash available from lease payments will decrease and correspondingly so will distributions to the Certificateholders. In addition, as such payments decrease, it is possible that the amount to be distributed will not be sufficient to cover expenses, which must be paid prior to distributions to the Certificateholders. It is therefore possible that for any distribution date there may be a limited distribution or no distribution to Certificateholders. Further, the Trust’s objective is to sell all Properties to third-party investors as promptly as practicable after the PropCo Closing Date, and the Trust is not permitted to acquire new or additional properties, which may increase certain of the risks discussed herein. In addition, certain Properties cannot be sold immediately and therefore Certificateholders may need to hold the

Trust Certificates for an extended period of time in order to receive distributions that include the proceeds of the sales of such Properties. See “Item 1. Business—Description of the Trust Documents—Master Leases—Lockout Periods.”

The Trust Certificates are not suitable as a long-term investment. The Trust intends to complete the sale of the Properties in as short a time as is consistent with the maximization of the value of its assets, without regard to the potential long-term capital appreciation of the Properties. In particular, subject to market conditions, the Trust has the stated objective of, subject to any Lockout Periods, selling the Warehouses within six months and selling the Retail Properties within 12 months. See “Item 1. Business—Description of the Trust Documents—Master Leases—Lockout Periods.”

The value of the Trust Certificates is expected to decrease over time. The value of the Trust Certificates will depend primarily on the anticipated net liquidation value of the assets of the Trust, which is expected to decrease with each sale of a Property.

There is no currently established trading market for the Trust Certificates, which could limit liquidity, and it may be difficult to establish a price per Trust Certificate. There is no currently established trading market for the Trust Certificates, and the Trust does not intend to seek to have the Trust Certificates listed on any national securities exchange. The Trust intends to make efforts to cause the Trust Certificates to be traded over-the-counter, but there is no assurance of success in doing so or that such trading will continue. In addition, over-the-counter trading of securities can halt for a variety of reasons. To the extent that trading in the Trust Certificates is suspended or halted for any reason, whether on a temporary or permanent basis, investors may not be able to buy or sell Trust Certificates in an efficient manner, which could adversely affect the value of the Trust Certificates. Also, a secondary market for the Trust Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Trust Certificates.

If a trading market for Trust Certificates develops, the market price may be volatile. Many factors could cause the market price of the Trust Certificates to rise and fall, including the following:

•	sales of Properties held by the Trust;

•	changes in real estate market conditions;

•	actual or anticipated fluctuations in the Trust’s quarterly or annual financial results;

•	the financial guidance and projections the Trust may provide to the public, any changes in such guidance and projections, or the failure to meet such guidance and projections;

•	changes in the market valuations of other companies in the same industry as the Trust;

•

various market factors or perceived market factors, including rumors, whether or not correct, involving the Trust, the Properties, potential buyers of the Properties, the impact of the preferential offer rights held by the Tenants and the Trust’s competitors;

•	sales, or anticipated sales, of large blocks of Trust Certificates, including short selling by investors;

•	regulatory developments;

•	litigation and governmental or regulatory investigations; and

•	general economic, political and financial market conditions or events.

To the extent that there is volatility in the price of Trust Certificates, the Trust may also become the target of securities litigation. Securities litigation could result in substantial costs and divert the Trustee’s attention and the Trust’s resources as well as depress the value of the Trust Certificates.

Certain Certificateholders may be deemed under the Bankruptcy Code to be “underwriters” and may not be able to sell or transfer their Trust Certificates in reliance upon the Bankruptcy Code’s exemption from the registration requirements of federal and state securities laws provided by Section 1145 of the Bankruptcy Code. The issuance of the Trust Certificates is expected to be exempt pursuant to Section 1145 of the Bankruptcy Code. However, any initial recipient thereof that (i) is an “affiliate” of the Debtors or the Trust, as defined in Rule 144(a)(1) under the Securities Act, (ii) has been such an “affiliate” within 90 days of such transfer, or (iii) is an entity that is an “underwriter,” as defined in subsection (b) of Section 1145 of the Bankruptcy Code will not be permitted to freely sell their Trust Certificates. Such persons may include holders of 10% or more of the Trust Certificates, and such persons may not be able to offer or sell their Trust Certificates without registration under the Securities Act or applicable state securities (i.e., “blue sky”) laws unless such offer and sale is exempted from the registration requirements of such laws. The offer and sale of Trust Certificates by statutory underwriters in reliance upon an exemption from registration under the Securities Act may require compliance with the requirements and conditions of Rule 144 of such law, including those regarding the holding period, the adequacy of current public information regarding the Trust, sale volume restrictions, broker transactions and the filing of a notice. Although the Trust intends to enter into a customary registration rights agreement in order to register the Trust Certificates for resale, such registration statement may not be effective at the time when a statutory underwriter wishes to sell its Trust Certificates.

The Amended Trust Agreement includes provisions that limit the Certificateholders’ approval rights. Under the Amended Trust Agreement, the Certificateholders have limited approval rights and the Trust will not have regular Certificateholder meetings. The Certificateholders take no part in the management or control of the Trust. Accordingly, the Certificateholders do not have the right to authorize actions, appoint service providers or take other actions as may be taken by shareholders of other trusts or companies where shares carry such rights. The Certificateholders’ limited voting rights give almost all control under the Amended Trust Agreement to the Manager and the Trustee. The Manager and the Trustee may take actions in the operation of the Trust that may be adverse to the interests of the Certificateholders and may adversely affect the value of the Trust Certificates.

The value of the Trust Certificates will be adversely affected if the Trust is required to indemnify the Trustee or the Manager under the Trust Documents. Under the Trust Documents, each of the Trustee and the Manager has a right to be indemnified by the Trust for certain liabilities or expenses that it incurs without gross negligence, bad faith or willful misconduct on its part. If the Trust is required to indemnify the Trustee or the Manager under the Trust Documents, it would reduce the value of the Trust Certificates.

Risk Relating to the Trustee, the Manager and Brokers

Certificateholders will have only limited rights against the Trustee, and the Trustee has limited liability to the Trust. The Amended Trust Agreement provides that the Trustee (and its affiliates, directors, officers, employees and representatives) and any officer, employee or agent of the Trust or its affiliates shall not incur any liability to the Trust or the Certificateholders for any act or omission thereunder unless the Trustee has acted with gross negligence, bad faith or willful misconduct. The Certificateholders will therefore have no recourse to such parties for actions taken or not taken for which they disagree with absent such gross negligence, bad faith or willful misconduct.

The Trust’s success depends on the efforts of third-party managers and real estate brokers. The Trust has retained the Manager, who will be an independent third party, to perform asset management duties with respect to the Properties, and the Manager will retain third-party real estate brokers to sell the Properties. Any of these third-party service providers may terminate its relationship with the Trust at any time upon relatively short notice or no notice. In addition, the Certificateholders may disagree with the third parties chosen by the Manager but will not have the ability to change or remove such third parties other than pursuant to limited approval rights.

The Manager has a limited history of managing investment vehicles like the Trust and its experience may be inadequate or unsuitable to manage the Trust. Although the Manager has a history of property management, the past performances of the Manager in other investment vehicles is not an indication of its ability to manage an investment vehicle such as the Trust. If the experience of the Manager and its employees is inadequate or unsuitable to manage the Trust, the operations of the Trust may be adversely affected.

The Trust may need to find and appoint a replacement Manager quickly, which could pose a challenge to the operations of the Trust. The Majority Certificateholders could decide to replace Hilco as the Manager. Transferring responsibilities to another party will likely be complex and could subject the Trust to the risk of loss during the transfer, which could have a negative impact on the value of the Trust Certificates or result in loss of the Trust’s assets. The Trustee and the Certificateholders may not be able to find a party willing to serve as the Manager under the same terms as the current Management Agreement. To the extent that the Trustee and the Certificateholders are not able to find a suitable party willing to serve as the Manager, or to the extent that doing so requires entering into a modified Management Agreement that is less favorable for the Trust, the value of the Trust Certificates could be adversely affected.

Risks Relating to Taxes

If the Trust is not treated as a liquidating trust for federal tax purposes, there may be adverse tax consequences to the Trust and the Certificateholders. Pursuant to the Amended Trust Agreement, the Trust was organized with the intention that it qualify as a liquidating trust under applicable federal income tax rules. A liquidating trust is treated as a grantor trust, which is a pass-through entity for federal income tax purposes. However, no legal opinions have been requested from counsel, and no rulings have been or will be requested from the Internal Revenue Service (the “IRS”), as to the tax treatment of the Trust. Accordingly, there can be no assurance that the IRS will not assert, and that a court would not conclude, that the Trust does not qualify as a liquidating trust. If the Trust does not qualify as a liquidating trust, it is intended that the Trust be treated as a partnership for U.S. federal income tax purposes (which would also be a pass-through entity for federal income tax purposes although the tax consequences of owning a partnership may differ from those of owning a grantor trust in some respects, possibly adversely); however, that treatment as a partnership is also not certain. Because a significant proportion of the Trust’s income is expected to be real property rents received from New JCP or an assignee or sub-lessee thereof, the Amended Trust Agreement includes restrictions on the transferability of Trust Certificates to Certificateholders that directly or indirectly own 4.9% or more of the Trust Certificates, which restrictions are intended to ensure that the Trust’s rental income is not treated as received from a lessee or sub-lessee that is treated as related to the Trust for purposes of the publicly traded partnership “qualifying income” rules. These restrictions are intended to preserve the status of the Trust’s rental income as “qualifying income” and thus, preserve the Trust’s status as a partnership for U.S. federal income tax purposes in the event that the Trust is not treated as a grantor trust. However, New JCP is permitted to transfer its rights and obligations under the Master Leases in a variety of situations and the Trust may be unable to control who becomes a lessee or sublessee thereunder. Accordingly, even if the Amended Trust Agreement’s transfer restrictions are complied with, they may not prevent some or all of the Trust’s rental income from being treated as related party rent for purposes of the publicly traded partnership rules, which could cause the Trust to fail to qualify as a partnership. If the Trust does not qualify as a liquidating trust and is not treated as a partnership for federal income tax purposes, there may be adverse federal income tax consequences, including taxation of the income of the Trust at the entity level, which could reduce the amount of cash available for distributions to the Certificateholders, and additional tax payable by the Certificateholders upon their receipt of distributions.

A Certificateholder’s tax liability could exceed distributions. Given the intended treatment of the Trust as a liquidating trust treated as a grantor trust for federal income tax purposes, the Certificateholders will be subject to tax on their share of the Trust’s income, regardless of whether any distributions are made by the Trust. Therefore, for any particular year, taxable income recognized by a Certificateholder with respect to its Trust Certificates may exceed the amount of distributions, if any, that are made, in which case such Certificateholder would need to satisfy any tax liabilities arising from the ownership of Trust Certificates from such Certificateholder’s own funds.

Before purchasing Trust Certificates, investors are urged to engage in careful tax planning with a tax professional. The federal income tax treatment of the Trust Certificates is complex and may not be clear in all cases. Additionally, the federal income tax treatment of the Trust Certificates may vary depending on the investor’s particular facts and circumstances. Investors other than individual citizens or residents of the United States or United States corporations should consider the impact of their status on the tax treatment of such an investment.

Purchasers of Trust Certificates may be required to make special calculations to determine tax gain or loss on the sale of Trust Certificates. The owner of beneficial interests in a grantor trust (like a Trust Certificate) for most federal income tax purposes is treated as owning its proportionate share of the trust’s assets, incurring its proportionate share of the trust’s liabilities and earning its proportionate share of the income of the trust. The Trust does not expect to maintain a separate basis account for any subsequent purchaser of a Trust Certificate in an open market transaction. However, to the extent the Trust is treated as a grantor trust, such a subsequent purchaser may be treated as though such purchaser purchased the assets of the Trust deemed to have been owned by the selling Certificateholder by reason of owning Trust Certificates. The subsequent purchaser should have a fair market value tax basis in the acquired Trust Certificates equal to such purchaser’s purchase price of the Trust Certificates. However, the books and records of the Trust may not reflect this new basis. Upon the sale of assets by the Trust, such a subsequent purchaser may need to make special calculations to report correctly its share of gain or loss for federal income tax purposes. Investors are urged to consult with their tax advisors regarding the acquisition, ownership and disposition of Trust Certificates.

The ownership and disposition of Trust Certificates may give rise to adverse tax consequences for non-U.S. and certain tax-exempt Certificateholders. The Trust is expected to sell or otherwise dispose of its assets as quickly as commercially possible. Until individual assets are sold, such assets will generate rental income pursuant to the Master Leases. Such income will be allocated to the Certificateholders, and each Certificateholder should assume this income may be treated as income from the active conduct of a trade or business in the United States for federal income tax purposes. As a result, a non-U.S. Certificateholder that is not otherwise required to file federal income tax returns or pay federal income tax may be deemed engaged in such a U.S. trade or business and required to file a federal income tax return and pay federal income tax with respect to income (including income allocated to it by the Trust) that is connected to such trade or business. If the rental income is not treated as income from the active conduct of a U.S. trade or business, a non-US. Certificateholder generally would be subject to 30% gross basis withholding tax (or such lower rate specified by an applicable tax treaty) on distributions that are attributable to such rental income unless a special election is made to treat such rental income as income from a U.S. trade or business. In addition, gain arising in connection with the disposition of Properties is expected to be treated as gain from the disposition of a U.S. real property interest, subject to federal income tax for a non-U.S. Certificateholder. A withholding agent may withhold at the highest applicable rate on distributions to non-U.S. Certificateholders that are attributable to any such dispositions, and non-U.S. Certificateholders will be required to file federal income tax returns and pay federal income tax, to the extent not previously withheld, on their allocable share of any gain. A Certificateholder that is a non-U.S. corporation may be subject to a 30% branch profits tax (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for each taxable year, as adjusted for certain taxes.

If a Certificateholder disposes of Trust Certificates, such disposition generally will be treated for federal income tax purposes as a disposition of an undivided interest in each of the underlying assets of the Trust. As such, unless the Trust Certificates are considered to be regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act (“FIRPTA”), any amounts received on the disposition of the Trust Certificates that are attributable to a non-U.S. Certificateholder’s deemed disposition of a U.S. real property interest held by the Trust generally will be taxed on a net income basis in the manner described above. In addition, a buyer of Trust Certificates generally would be required to withhold 15% of the purchase price for such Trust Certificates to the extent the disposition of such Trust Certificates by the seller is attributable to the deemed disposition of underlying assets that constitute U.S. real property interests. If the Trust Certificates are considered to be regularly traded on an established securities market for purposes of FIRPTA, the disposition of the Trust Certificates generally would be subject to the rules under FIRPTA that govern publicly traded interests in publicly traded corporations. In such case, a non-U.S. Certificateholder that is not otherwise required to file federal income tax returns or pay federal income tax generally would only be subject to federal income tax under FIRPTA if such non-U.S. Certificateholder owned more than 5% of the Trust Certificates at any time during an applicable measuring period. It is not clear whether the Trust Certificates will be considered to be regularly traded on an established securities market for purposes of FIRPTA. These restrictions and the restrictions described below may make ownership and disposition of the Trust Certificates less attractive.

Certain tax-exempt Certificateholders may be subject to tax with respect to their share of the Trust’s income if such income is unrelated business taxable income (“UBTI”), including income treated as “debt financed” income. Tax-exempt Certificateholders are strongly encouraged to consult their own tax advisors regarding all aspects of UBTI.

The Certificateholders may be subject to state, local and Puerto Rican income taxes and may have to file tax returns in each jurisdiction where a Property is located. The Trust will own real property located in a significant number of U.S. states, as well as Puerto Rico. Many U.S. states, as well as Puerto Rico, impose income taxes on income earned with respect to real property located in such jurisdiction, including gain arising on the disposition of such property. States or localities (including Puerto Rico) that respect the pass-through nature of the Trust for tax purposes may require a Certificateholder to file a tax return and pay income tax in their jurisdiction. Because the Trust owns properties in 37 U.S. states, as well as Puerto Rico, this could result in the Certificateholders being required to file tax returns and paying taxes in a large number of jurisdictions.

Expenses incurred by the Trust may not be deductible by the Certificateholders. Expenses incurred by the Trust generally will be deemed to have been proportionately paid by each Certificateholder. As such, these expenses may not be deductible or may be subject to limitations on deductibility. Investors are urged to consult with their tax advisors regarding the acquisition, ownership and disposition of Trust Certificates.

Risks Relating to Accounting, Financial Reporting and Information Management

The historical and pro forma financial information included in this registration statement may not be a reliable indicator of future results. The financial statements and the pro forma financial information included herein may not reflect what the Trust’s business, financial position or results of operations will be in the future. The Properties were historically operated by J. C. Penney as part of its larger corporate organization and not as a stand-alone business. As a result, J. C. Penney’s unaudited financial statements as of and for the three and nine months ended October 31, 2020 as well as its audited financial statements as of February 1, 2020 and February 2, 2019 and for the fiscal years ended February 1, 2020, February 2, 2019 and February 3, 2018 incorporated by reference herein are not the financial results of the Trust and should not be relied upon as indicative of what the Trust’s financial condition, results of operations or cash flows will be in the future. In addition, the pro forma financial information included in this registration statement may not reflect what the Trust’s financial condition, results of operations or cash flows would have been had the Trust existed as a stand-alone business or independent entity during the periods presented. Significant differences exist between the Trust’s cost structure, financing and business operations as compared to those of J. C. Penney. Moreover, the pro forma financial information included in this registration statement was prepared on the basis of assumptions derived from available information that we believe to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. Therefore, the financial information included in this registration statement may not necessarily be indicative of what the Trust’s financial condition, results of operations or cash flows will be in the future. For additional information about the basis of presentation of the financial information included in this registration statement, see “Item 2. Financial Information” and “Item 13. Financial Statements and Supplementary Data.”

The Properties may be subject to impairment charges that may materially affect our financial results. Economic and other conditions may adversely impact the valuation of our assets, resulting in impairment charges that could have a material adverse effect on our results of operations and earnings. On a regular basis, we evaluate our assets for impairments based on various triggers, including changes in the projected cash flows of such assets and market conditions. If we determine that an impairment has occurred, then we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations in the accounting period in which the adjustment is made. Furthermore, changes in estimated future cash flows due to a change in our plans, policies or views of market and economic conditions could result in the recognition of additional impairment losses for already impaired assets, which, under the applicable accounting guidance, could be substantial.

If the Trust is unable to maintain effective internal control over financial reporting in the future, the accuracy and timeliness of its financial reporting may be adversely affected. If the Trust identifies one or more material weaknesses or significant deficiencies in the Trust’s internal control over financial reporting, the Trust may be required to disclose that its internal control over financial reporting is ineffective. Were this to occur, the Trust could lose investor confidence in the accuracy and completeness of its financial reports, which could have a material adverse effect on the Trust’s reputation and the value of the Trust Certificates.

Any decision on the part of the Trust, as an emerging growth company, to choose reduced disclosures applicable to emerging growth companies could make the Trust Certificates less attractive to investors. The Trust is an “emerging growth company,” as defined in the Securities Act, and for so long as it continues to be an emerging growth company, it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including the extended transition period for complying with new or revised financial accounting standards. See “Item 1. Business—Emerging Growth Company Status.” As a result of our reduced reporting, investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent or complete as other companies in our industry. No assurance can be given that this reduced reporting will not have an impact on the price of the Trust Certificates.

Information technology, data security breaches and other similar events could harm the Trust. The Trust and its service providers, including the Manager, rely on information technology and other computer resources to perform operational activities as well as to maintain the Trust’s business records and financial data. These computer systems are subject to damage or interruption from power outages, computer attacks by hackers, viruses, catastrophes, hardware and software failures and breach of data security protocols by its personnel or third-party service providers. Although the Trust has implemented administrative and technical controls and taken other actions to minimize the risk of cyber incidents and otherwise protect its information technology, computer intrusion efforts are becoming increasingly sophisticated and even the controls that the Trust has installed might be breached. Further, most of these computer resources are provided to the Trust or are maintained on behalf of the Trust by third-party service providers pursuant to agreements that specify certain security and service level standards, but which ultimately are outside of the Trust’s control. Additionally, security breaches of the Trust’s information technology systems could result in the misappropriation or unauthorized disclosure of proprietary, personal and confidential information, which could result in significant financial or reputational damages to the Trust.

Item 2.	Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion and analysis of the anticipated financial condition of the Trust immediately following the PropCo Closing Date. As of the date of this registration statement, the Trust does not own, directly or indirectly, the Properties or any other assets and does not have any operations, and it is not expected to own any such assets or have any operations prior to the Properties Transfer on the PropCo Closing Date. In addition, the Properties did not have business activities or rental history with respect to third parties; rather such assets were owned or ground leased by J. C. Penney and used by J. C. Penney in its operations. Accordingly, the following does not include a discussion and analysis of the historical results of operations for the Trust or the Properties.

This following discussion contains forward-looking statements that involve risks and uncertainties. The Trust’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those which are discussed below and elsewhere in this registration statement. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

On December 21, 2020, the Trust was established in accordance with the Plan of Reorganization. On the PropCo Closing Date, among other things, J. C. Penney will transfer its fee or leasehold interest (as applicable) in the Properties to the PropCos and assign the Master Leases relating to the Properties to the Trust. As a result, the Trust will, indirectly through separate property holding companies (referred to in this registration statement as the PropCos), own 160 Retail Properties and six Warehouses, all of which will be leased to New JCP under the Master Leases.

The Trust’s future operations are expected to consist solely of, in each case through the PropCos, owning the Properties, leasing the Properties to New JCP under the Master Leases, and subject to market conditions, selling the Properties to third-party investors as promptly as practicable after the PropCo Closing Date. On the PropCo Closing Date, the Trust intends to retain the Manager, who will be an independent third party and will initially be Hilco, to perform asset management duties with respect to the Properties and one or more third-party real estate brokers to sell the Properties. Together with the proceeds from sales of the Properties, the Master Leases will account for all of the Trust’s revenues.

Results of Operations

Revenues. Following the PropCo Closing Date, the Trust’s earnings will primarily consist of rental payments by New JCP under the Master Leases and sales proceeds from the disposition of Properties. Under the Master Leases, base rent is initially expected to be $156.6 million per year ($121.2 million for the Retail Master Lease and $35.4 million for the DC Master Lease), subject to a rental abatement of 50% for the first year under the Retail Master Lease. Commencing on the third lease year, the base rent under each Master Lease is subject to annual adjustments as follows: (i) for the Retail Master Lease, the annual base rent will be adjusted, commencing on December 7, 2023 and continuing each following year during the term, by the per annum percentage increase (cumulative and compounded) in the consumer price index reported for the month of September immediately preceding the applicable base rent adjustment over the consumer price index reported for the month of September in the calendar year immediately preceding the year of such adjustment, subject to a 2% cap on any such annual increase for the Retail Master Lease, provided that such adjustment shall not decrease the then-applicable base rent and (ii) for the DC Master Lease, the annual base rent will be increased by 2% per annum (cumulative and compounded) for each lease year over the rent for immediately preceding lease year. With respect to both Master Leases, during each lease year during any renewal term, the base rent shall be an annual amount equal to the greater of (a) the base rent for the immediately preceding lease year (as adjusted by subtracting the base rent allocation amounts allocable to any terminated properties) and (b) the fair market rent for such renewal term, as determined in accordance with a valuation procedure set forth in the Master Leases.

Under the Master Leases, the Tenants will be required to make all expenditures reasonably necessary to maintain the premises in good appearance, repair and condition. Revenues from tenant reimbursement income will equal expenditures for which the Tenants reimburse the Trust pursuant to the terms of the Master Leases.

Expenses. General and administrative expenses are expected for items such as professional services, legal expenses, property management and leasing costs. The Trust is not expected to have any employees other than the Executive Officer and the Financial Officer (who are employees of the Manager provided to the Trust pursuant to the Management Agreement), and to the extent requested by the Trust, New JCP will provide the Trust with certain administrative and support services pursuant to the Transition Services Agreement. The fees charged to the Trust for the services furnished pursuant to such agreement will generally be determined on cost plus basis.

The Master Leases are triple-net leases, meaning that New JCP will generally be required to pay all expenditures necessary to maintain the premises in good appearance, repair and condition, and will generally be required to pay all real estate taxes, ground rent, insurance premiums and other amounts attributable to the ownership and operation of the Properties. Accordingly, it is not anticipated that the Trust will be required to expend any material amounts for such expenditures, excluding the cost of any enhanced insurance coverage that the Trust may elect to obtain. See “Item 1. Business—Description of the Trust and the Trustee—Insurance” for additional information.

The Trust will incur depreciation expense related to the Properties. Depreciation expense will be determined based on the useful lives of the Properties.

Liquidity and Capital Resources

The Trust’s primary sources for meeting its capital requirements are its cash received from New JCP pursuant to the Master Leases and proceeds from the sale of the Properties. The Trust will also have initial cash on hand of $25.0 million.

The Trust’s primary uses of funds will be general and administrative costs, all of which the Trust expects to be able to adequately fund over the next 12 months from its primary sources of capital. Capital expenditures for the Properties will be the responsibility of New JCP as the tenant.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with GAAP requires that we make estimates and use assumptions that in some instances may materially affect amounts reported in the Combined Schedules of Investments of Real Estate Assets to be Acquired included in this registration statement in “Item 15. Financial Statements and Exhibits.” In preparing these financial statements, we have made our best estimates and judgments based on historical experience and current trends that we believe are reasonable under the circumstances, as well as other factors that we believe are relevant at the time of the preparation of the Combined Schedules of Investments of Real Estate Assets to be Acquired. Actual results could differ from our assumptions and estimates. See Note 2 to the Combined Schedules of Investments of Real Estate Assets to be Acquired in “Item 15. Financial Statements and Exhibits” for a description of our significant accounting policies.

Long-Lived Assets. Land, buildings and improvements are stated at cost less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities. Maintenance and repairs that do not materially improve or extend the useful lives of the respective assets are expensed as incurred. Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method. The range of lives is generally between 10 and 50 years for buildings and improvements.

Impairment of Long-Lived Assets and Real Estate. We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets such as building and improvements or operating lease assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, vacancies, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, significant underperformance relative to historical or projected future operating results or a likely disposition of the property.

For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as third-party market research, external appraisals, broker quotes or recent comparable sales.

As the Trust’s objective is to sell the Properties as promptly as practicable after the PropCo Closing with the intent to complete the sale of all Properties within a short period of time, the holding periods used in the undiscounted cash flow analysis will reflect the short-term nature of the investment. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property’s asset group over its estimated fair value.

Assets Held for Sale. We generally classify real estate assets that are subject to operating leases or direct financing leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied, we received a non-refundable deposit, and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset’s fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property’s carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We base the fair value on the contract and the estimated cost to sell on information provided by brokers and legal counsel. We then compare the asset’s fair value (less estimated cost to sell) to its carrying value, and if the fair value, less estimated cost to sell, is less than the property’s carrying value, we reduce the carrying value to the fair value, less estimated cost to sell. We will continue to review the property for subsequent changes in the fair value and may recognize an additional impairment charge, if warranted.

Quantitative and Qualitative Disclosures About Market Risk

The Trust does not expect to have any market risk exposure as defined by Item 305 of Regulation S-K promulgated by the SEC. In particular, the Amended Trust Agreement will not authorize the Trustee to borrow for payment of the Trust’s ordinary expenses, the Trust will not engage in transactions in foreign currencies which could expose the Trust or the Certificateholders to any foreign currency related market risk, the Trust will not invest in derivative financial instruments, and the Trust has no foreign operations or long-term debt instruments.

Item 3.	Properties

At the PropCo Closing Date, the Trust owned six Warehouses and 160 Retail Properties across 37 U.S. states and Puerto Rico. In the aggregate, the Warehouses and Retail Properties comprise 10.1 million square feet and 21.7 million square feet, respectively, of leasable space, all of which is leased to the Tenants under the Master Leases. See “Item 1. Business—Description of the Trust Documents—Master Leases” for additional information regarding the Master Leases. The following tables summarizes certain features of the owned and ground-leased properties that comprise the Properties:

Warehouses
Location	Square Feet	Owned Acreage	Annual Rent	Annual Rent (% of Total)
Reno, NV	1,838,800	200.8	$8,734,300	24.7%
Forest Park (Atlanta), GA	2,233,475	107.2	$7,817,163	22.1%
Columbus, OH	2,000,000	120.1	$6,500,000	18.4%
Lenexa, KS	2,308,100	150.7	$6,294,059	17.8%
Haslet, TX	1,133,027	67.3	$4,248,851	12.0%
Statesville, NC	595,209	32.0	$1,785,627	5.0%

Total Warehouses	10,108,611	678.2	$35,380,000	100.0%

Retail Properties
	# of Properties			Square Feet	Annual Rent	Annual Rent (% of Total)
State	Fee Owned	Ground Lease	Total
CA	22	6	28	4,433,580	$24,302,383	20.0%
TX	26	4	30	3,269,745	$21,297,084	17.6%
FL	8	1	9	1,292,316	$9,874,971	8.1%
WA	3	1	4	666,272	$4,515,948	3.7%
IL	5	0	5	845,224	$4,414,248	3.6%
NV	2	1	3	437,937	$3,941,433	3.3%
AZ	5	0	5	651,164	$3,848,169	3.2%
MI	6	0	6	863,012	$3,699,717	3.1%
NJ	5	0	5	882,946	$3,510,571	2.9%
OH	5	0	5	645,447	$3,504,477	2.9%
VA	5	0	5	736,563	$3,330,898	2.7%
PA	4	0	4	555,087	$2,984,042	2.5%
NY	2	2	4	673,802	$2,830,244	2.3%
MD	4	0	4	559,312	$2,424,176	2.0%
NM	2	0	2	265,910	$2,014,848	1.7%
Other	33	8	41	4,933,630	$24,734,170	20.4%

Total Retail	137	23	160	21,711,947	$121,227,377	100.0%

Landlord Retail Option Properties

Under the Retail Master Lease, the Trust has several independent options, exercisable from time to time, to terminate the Retail Master Lease as to any one or more of the 23 Landlord Retail Option Properties. See “Item 1. Business—Description of the Trust Documents—Master Leases—Landlord Option Properties” for additional information. The following table summarizes certain features of the owned and ground-leased properties that comprise the Landlord Retail Option Properties:

Store Name	Location	Ownership Type	Annual Rent	Annual Rent (% of Total Retail Properties)
Springfield Town Center	Springfield, VA	Fee	$1,234,632	1.0%
Queens Center	Elmhurst, NY	Fee	$1,226,040	1.0%
Westfield Culver City	Culver City, CA	Fee	$1,222,992	1.0%
SouthBay Pavilion at Carson	Carson, CA	Fee	$1,204,182	1.0%
Stonebriar Centre	Frisco, TX	Fee	$982,800	0.8%
Fashion Valley	San Diego, CA	Ground Lease	$941,007	0.8%
Barton Creek Square	Austin, TX	Fee	$864,774	0.7%
Memorial City S/C	Houston, TX	Fee	$842,916	0.7%
Westfield Annapolis	Annapolis, MD	Fee	$760,392	0.6%
Westfield Santa Anita	Arcadia, CA	Ground Lease	$715,971	0.6%
Newport Centre	Jersey City, NJ	Fee	$648,655	0.5%
Twelve Oaks Mall	Novi, MI	Fee	$545,325	0.4%
Westminster Mall	Westminster, CA	Ground Lease	$533,985	0.4%
The Woodlands Mall	The Woodlands, TX	Fee	$511,000	0.4%
The Shops at Tanforan	San Bruno, CA	Fee	$446,464	0.4%
Fair Oaks Mall	Fairfax, VA	Fee	$386,844	0.3%
Pheasant Lane Mall	Nashua, NH	Fee	$366,926	0.3%
Stoneridge S/C	Pleasanton, CA	Fee	$311,838	0.3%
Park Meadows	Lone Tree, CO	Fee	$302,586	0.2%
Freehold Raceway Mall	Freehold, NJ	Fee	$299,216	0.2%
The Oaks	Thousand Oaks, CA	Fee	$289,918	0.2%
Danbury Fair	Danbury, CT	Fee	$272,750	0.2%
Gateway Shopping Center I & II	Brooklyn, NY	Ground Lease	$247,884	0.2%

Total Landlord Retail Option Properties			$15,159,095	12.5%

Item 4.	Security Ownership of Certain Beneficial Owners and Management

As of the PropCo Closing Date, we expect to have [                ] million Trust Certificates issued and outstanding. The following table sets forth estimated information regarding the beneficial ownership of the Trust Certificates immediately following the PropCo Formation Transactions with respect to for each Certificateholder that is a beneficial owner of more than 5% of the Trust Certificates immediately following the consummation of the PropCo Formation Transactions. The Trust will not have directors. The Executive Officer and the Financial Officer of the Trust do not and are not permitted to, directly or indirectly, own any of the Trust Certificates.

Beneficial ownership of the Trust Certificates is determined under rules of the SEC and generally includes any Trust Certificates over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons named in the table below have sole voting and investment power with respect to all Trust Certificates shown as beneficially owned by them.

Name of Beneficial Owner	Number of Trust Certificates Owned	Percentage of Trust Certificates Owned

Item 5.	Directors and Executive Officers

The Trust does not currently have, and will not have, directors.

Below is a list of names, ages and a brief account of the business experience as of December 1, 2020 of our executive officers.

Name	Age	Position
Neil Aaronson	47	Chief Executive Officer
Larry Finger	67	Chief Financial Officer

Neil Aaronson, Chief Executive Officer. Mr. Aaronson will be appointed as our chief executive officer on the PropCo Closing Date. Mr. Aaronson currently serves as CEO of Hilco Real Estate LLC, an affiliate of the Manager. He has served in that role since 2008. Previously, Mr. Aaronson served as the Executive Vice President of Hilco Global from 2006 to 2008. Prior to joining Hilco Global, Mr. Aaronson served as Senior Vice President of Business Development for Cendant Corporation from 2003 to 2006, where he oversaw deal-making for the company’s hotel and timeshare businesses and as Vice President of Cendant’s Strategic Development Group from 2000 to 2003. Earlier, he served as an associate investment banker with ING Barings, where he handled the analysis and negotiations of acquisitions, divestitures and financings for several public and private companies. Mr. Aaronson brings extensive experience in all aspects of retail, restaurant, industrial, hospitality, office and medical office real estate to the role. Mr. Aaronson received a Bachelor of Economics degree from the Wharton School of the University of Pennsylvania and a Juris Doctor degree from the University of Pennsylvania Law School.

Larry Finger, Chief Financial Officer. Mr. Finger will be appointed as our chief financial officer on the PropCo Closing Date. Mr. Finger has been a full-time consultant with Hilco Real Estate LLC since April 2020. Prior to joining Hilco Real Estate LLC, Mr. Finger served as president of Strategic Advisory, Inc., an advisory services company specializing in improving public REIT valuations with a particular focus on the retail sector, from 2008 to April 2020. Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005. From 1993 until 2001, Mr. Finger served as chief financial officer of Washington Real Estate Investment Trust. From 1978 until 1991, Mr. Finger served in various senior management positions, including chief operating officer of Savage/Fogarty Companies, Inc., a Dutch-owned real estate development company. Mr. Finger served as a member of the Board of Directors of American Assets Trust (NYSE: AAT) from the completion of its initial public offering in 2011 through June 2019, and during that period, he also served as chairperson of the Audit Committee and a member of the Compensation Committee. Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois. Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was admitted to the District of Columbia Bar in 1981.

Item 6.	Executive Compensation

Pursuant to the terms of the Management Agreement, the Manager will provide a management team, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Trust, including individuals who shall serve as the Executive Officer and Financial Officer of the Trust, to provide the management services thereunder.

The Trust will enter into the Management Agreement on the PropCo Closing Date and will not conduct operations until such date. Therefore, we have not yet paid any compensation to the individuals who will become our executive officers. Such compensation will ultimately be paid pursuant to the terms of the Management Agreement. See “Item 1. Business—–Description of the Trust Documents––Management Agreement” for additional details.

Item 7.	Certain Relationships and Related Transactions and Director Independence

Registration Rights Agreement

The Trust expects to enter into a registration rights and resale cooperation agreement (the “Registration Rights Agreement”) providing for, among other things, (i) a resale registration statement at the request of Certificateholders holding, together with their affiliates, in excess of 10% of the outstanding Trust Certificates that have determined that they may not be able to freely transfer their Trust Certificates pursuant to Section 1145 of the Bankruptcy Code, (ii) customary “piggy-back rights” for all Certificateholders, and (iii) cooperation assistance for sales of the Trust Certificates pursuant to an exemption from the registration requirements of the Securities Act. It is expected that at least some of the Certificateholders will be a related person following the PropCo Closing Date.

Other than the Registration Rights Agreement, there is not currently proposed any transaction or series of similar transactions following the PropCo Closing Date to which the Trust will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Director Independence

The Trust will not have any directors.

Item 8.	Legal Proceedings

From time to time, the Trust may be party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Pursuant to the Plan of Reorganization, any liability arising from, or relating to, legal proceedings involving the businesses and operations located at the Properties prior to the PropCo Closing Date will be retained by J. C. Penney.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

There is currently no established public market for the Trust Certificates.

On the PropCo Closing Date, there will be approximately 250 Certificateholders that in the aggregate will hold [                ] million Trust Certificates.

Trust Certificates Eligible for Future Sale

Pursuant to Section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance and distribution of the Trust Certificates pursuant to the Plan of Reorganization is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. The Trust Certificates issued in reliance on Section 1145 of the Bankruptcy Code will not be “restricted securities,” as defined in Rule 144(a)(3) under the Securities Act, and will be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors or the Trust, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter,” as defined in Section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•

offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities; and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

To the extent that persons who received Trust Certificates issued under the Plan of Reorganization that are exempt from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by Section 1145 of the Bankruptcy Code and may only be sold pursuant to a registration statement or pursuant to exemption therefrom, such as the exemption provided by Rule 144 under the Securities Act. We have agreed to register such Trust Certificates for resale pursuant to the Registration Rights Agreement. See “Item 7. Certain Relationships and Related Transactions—Registration Rights Agreement.”

Whether or not any particular person would be deemed an “underwriter” with respect to the Trust Certificates received pursuant to the Plan of Reorganization would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person that will receive the Trust Certificates pursuant to the Plan of Reorganization will be deemed an “underwriter” with respect to such Trust Certificates. As a result, we cannot estimate the number of Trust Certificates that may be sold under Rule 144(a) of the Securities Act. The Trust has not agreed to issue any additional Trust Certificates in the future.

Dividend Policy

Commencing on [                ], 2021, the Trust will distribute on a monthly basis the proceeds from lease payments under the Master Leases (until such time as all of the Properties have been sold) and all sales proceeds from the disposition of Properties, in each case pro rata, to the Certificateholders as of the record date immediately preceding the applicable distribution date. Such distributions shall be net of tax payments to be made by the Trust, fees and expenses of the Trustee, the Manager and any other professional advisors, and funds to be set aside for the Trustee’s and Manager’s reserve accounts.

Item 10.	Recent Sales of Unregistered Securities

On the PropCo Closing Date, pursuant to the Plan of Reorganization, the Trust expects to issue and distribute [                ] million Trust Certificates to certain lenders of the Debtors. Pursuant to Section 1145 of the Bankruptcy Code, the offering, issuance and distribution of the Trust Certificates as contemplated by the Plan of Reorganization is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

Item 11.	Description of Registrant’s Securities to be Registered

Trust Certificates

The Amended Trust Agreement creates a series of equity trust certificates designated as “Copper Property CTL Pass Through Certificates.” [                ] million Trust Certificates of such series will be issued on the PropCo Closing Date. Each Trust Certificate represents a fractional undivided beneficial interest in the Trust created thereby and represents Certificateholders’ interests in the Trust. All Trust Certificates shall vote as a single class and shall be in all respects equally and ratably entitled to the benefits of the Amended Trust

Agreement without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of the Amended Trust Agreement. The Trust Certificates shall be the only instruments evidencing a fractional undivided interest in the Trust. The Trust Certificates do not represent indebtedness of the Trust. The Trust Certificates will not be repurchased by the Trust, and no additional certificates will be issued by the Trust.

The issuance of the Trust Certificates under the Plan of Reorganization is expected to be exempt pursuant to Section 1145 of the Bankruptcy Code. Thus, the Trust Certificates (i) would not be “restricted securities,” as defined in Rule 144(a)(3) under the Securities Act and (ii) would be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors or the Trust, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter,” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

Owners of 4.9% or more of the Trust Certificates are required to deliver a certification to the Trustee, as described in the Amended Trust Agreement, that such person (i) either (a) does not own, and will not own, actually or constructively, any stock, partnership or member interest or other equity or beneficial interest in (or, as applicable, in the assets or net profits of) (any such interest, a “Relevant Equity Interest”) in any Tenant listed on Schedule III of the Amended Trust Agreement as of the date of such certification or (b) does not own, and will not own, actually or constructively, a Relevant Equity Interest in any Tenant listed on Schedule III as of the date of such certification in excess of the specified percentage of the aggregate outstanding Relevant Equity Interests in such Tenant to which the Trustee has consented; and (ii) agrees to provide in a timely manner any information as the Trustee may request in order to determine the accuracy of such certification or the effect, if any, that such person’s ownership of Trust Certificates would have on the Trust’s status as a partnership for U.S. federal income tax purposes under Sections 7704(c)(1) and (2) of the Code if the Trust were recharacterized as a “business entity” (rather than a grantor trust) for U.S. federal income tax purposes. A Certificateholder that has delivered such a certification is referred to as an “Excepted Holder.”

The Trust Certificates are not, and will not be, listed on a national securities exchange; however, the Trust intends to take actions to cause the Trust Certificates to be quoted on a market operated by OTC Markets Group. See “Item 1A. Risk Factors––Risks Relating to the Trust Certificates––There is no currently established trading market for the Trust Certificates, which could limit liquidity, and it may be difficult to establish a price per Trust Certificate.”

Interest in Assets

Beneficial interests in the Trust do not entitle any Certificateholder to any title in, or to any of the assets of, the Trust. Without limitation, the Certificateholders have no right with respect to, or interest in, cash, cash equivalents, any real properties or the net proceeds from sales of real properties.

Sum Certain

Beneficial interests in the Trust do not represent an obligation of any person to pay a sum certain amount.

Voting

Under the Amended Trust Agreement, all Trust Certificates shall vote as a single class and shall be in all respects equally and ratably entitled to the benefits of the Amended Trust Agreement without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of the Amended Trust Agreement. The Trust Certificates shall be the only instruments evidencing a fractional undivided interest in the Trust.

Approval Rights

Under the Amended Trust Agreement, the approval rights of the Certificateholders are limited to the following: (i) approval of the incurrence of indebtedness in excess of $5,000,000; (ii) approval of sales of Properties at prices below certain thresholds; (iii) approval of sales of properties beyond the targeted sales period; (iv) approving the engagement of any Financial Advisor or Leasing Agent (each as defined in the Amended Trust Agreement); (v) increasing the size of, or the duration for holding, Post-Closing Reserves (as defined in the Amended Trust Agreement); (vi) increasing the Reserve Amount (as defined in the Amended Trust Agreement); and (vii) the engagement of a new Trustee or Manager.

Distributions

The Trust Certificates represent a right to receive a pro rata portion of distributions by the Trust pursuant to the terms of the Amended Trust Agreement. Prior to distributions to Certificateholders, the Trust will make distributions in respect of certain tax payments to be made by the Trust, fees and expenses of the Trustee, the Manager and any other professional advisors, and funds to be set aside for the Trustee’s and Manager’s reserve accounts.

Certification and Transfer Restrictions

The Trust Certificates shall be evidenced by book-entry form represented by one or more global certificates registered in the name of DTC, as depository, or Cede & Co., its nominee, for so long as DTC is willing to act in that capacity.

Currently, the transfer agent of the Trust is GLAS Trust Company LLC. The transfer agent may be contacted by phone for customer service between the hours of 8:30 a.m. and 5:30 p.m. EST, Monday through Friday, at (201) 839-2200 and may be contacted via e-mail at ClientServices.Americas@glas.agency. Written correspondence to the transfer agent may be directed to GLAS Trust Company LLC, 3 Second Street, Suite 206, Jersey City, New Jersey 07311.

The Trust Certificates are subject to certain restrictions on transfer under the Amended Trust Agreement (in addition to those which may apply to certain Certificateholders who have determined they are statutory underwriters as described above). The Trust is intended to be treated as a grantor trust, and not a business entity, for U.S. federal income tax purposes. However, no ruling or opinion of counsel has been given regarding the Trust’s tax status. In the event the Trust is treated as a business entity rather than a grantor trust, it would be treated as a partnership for U.S. federal income tax purposes unless it is treated as a publicly traded partnership taxable as a corporation. To mitigate the likelihood that the Trust is treated as a corporation for tax purposes, the Trust Certificates are subject to certain restrictions on transfer, as summarized in the following paragraph, for the purpose of allowing the Trust to satisfy the “qualifying income” requirements of Sections 7704(c)(1) and (2) of the Code. Certificateholders should carefully review the transfer restrictions in their entirety, which are set forth in Section 4.05 of the Amended Trust Agreement.

No person may (i) actually or constructively own 4.9% or more of the Trust Certificates unless such person is an Excepted Holder or (ii) actually or constructively own any Trust Certificates that would cause the Trust to own in the aggregate (a) in the case of any tenant or sub-tenant listed on Schedule III of the Amended Trust Agreement (as of the date ownership of such Trust Certificate was obtained) that is a corporation for U.S. federal income tax purposes, stock of such tenant or sub-tenant possessing 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such tenant or sub-tenant within the meaning of Section 856(d)(2)(B)(i) of the Code; or (b) in the case of any tenant or sub-tenant listed on Schedule III of the Amended Trust Agreement (as of the date ownership of such Trust Certificate was obtained) that is not a corporation for U.S. federal income tax purposes, an interest of 10% or more in the assets or net profits of such tenant or sub-tenant within the meaning of Section 856(d)(2)(B)(ii) of the Code. Any person who attempts to own a Trust Certificate that would result in a violation of either (i) or (ii) above must notify the Trustee in writing as promptly as practicable. Any transfer in violation of either (i) or (ii) above shall be void ab initio. If the restrictions in this paragraph are violated, the relevant Trust Certificate will be transferred automatically and by operation of law to a charitable trust and shall be designated as a “Designated Trust Interest” under the Amended Trust Agreement.

The transfer restrictions described above may have the effect of delaying, deferring or preventing a change in control of the Trust.

Other Rights and Restrictions

Certificateholders do not have preemptive rights or liquidation rights, and they have no right to convert their Trust Certificates into any other securities. Certificateholders are not liable for the liabilities and obligations of the Trust by reason of holding Trust Certificates. The Trust Certificates are not subject to redemption by the Trust.

The Trustee may resign at any time as Trustee of the Trust by giving 30 days’ prior written notice thereof to the Certificateholders and the Manager. The Trustee may be removed at any time and for any reason as Trustee of the Trust by direction of the Majority Certificateholders.

Item 12.	Indemnification of Directors and Officers

Under New York law, the Trust has the power to indemnify and hold harmless any person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its governing instrument. The Trust is governed by the Amended Trust Agreement, which states that the Trustee and each of its agents, assigns, attorneys, directors, employees, executors, transfer agents, managers, members, officers, partners, predecessors, principals, professional persons, representatives and successors (each, a “Trustee Indemnified Party”) will be indemnified for, and defended and held harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, including the reasonable fees and expenses of their respective professionals (collectively, “Damages”) incurred without gross negligence, willful misconduct or bad faith on the part of the applicable Trustee Indemnified Party (which gross negligence, willful misconduct or bad faith, if any, must be determined by a final, non-appealable order of a court of competent jurisdiction) for any action taken, suffered or omitted to be taken by the Trustee Indemnified Parties in connection with the acceptance, administration, exercise and performance of their duties under the Amended Trust Agreement. An act or omission taken with the approval of the Bankruptcy Court, and not inconsistent therewith, will be conclusively deemed not to constitute gross negligence or willful misconduct.

In addition, the Amended Trust Agreement provides that, to the fullest extent permitted by law, each Trustee Indemnified Party shall be indemnified for, and defended and held harmless against, any and all Damages arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Trust if the applicable Trustee Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Trust or its Certificateholders.

The Amended Trust Agreement also requires the Manager to obtain all reasonable insurance coverage for the Trustee. The cost of any such insurance coverage will be an expense of the Trust.

Item 13.	Financial Statements and Supplementary Data

See “Item 15. Financial Statements and Exhibits.”

The historical audited and unaudited financial statements of J. C. Penney, as the owner of the retail and operating assets sold to New JCP (the Trust’s significant lessee upon consummation of the PropCo Formation

Transactions) have been filed with the SEC. J. C. Penney files annual, quarterly and current reports and other information with the SEC, which are available to the public at the SEC’s web site at www.sec.gov. J. C. Penney’s unaudited financial statements as of and for the three and nine months ended October 31, 2020, which are included in J. C. Penney’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, filed with the SEC on December 10, 2020, as well as its audited financial statements as of February 1, 2020 and February 2, 2019 and for the fiscal years ended February 1, 2020, February 2, 2019 and February 3, 2018, which are included in J. C. Penney’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the SEC on March 20, 2020, are incorporated by reference herein.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15.	Financial Statements and Exhibits

(a)    The following financial statements are being filed as part of this registration statement:

INDEX TO FINANCIAL STATEMENTS

Pro Forma Financial Statements

Historical Financial Statements

Basis of Pro Forma Presentation

The Trust is a newly formed grantor trust that was formed pursuant to the Initial Trust Agreement as a New York common law trust on December 21, 2020.

On December 21, 2020, to establish the Trust as provided in the Plan of Reorganization, J. C. Penney Corporation, Inc. entered into the Initial Trust Agreement with GLAS Trust Company LLC, as trustee. Pursuant to the Plan of Reorganization, the following transactions (which are referred to in this registration statement collectively as the PropCo Formation Transactions), among others, are expected to occur:

i.

the JCP Sellers will transfer their fee or leasehold interest (as applicable) in the Properties to the PropCos (which transfer is referred to in this registration statement as the Properties Transfer);

ii.

the Initial Trust Agreement will be amended and restated to be between Copper BidCo LLC, an entity controlled by certain of the Debtors’ lenders (replacing J. C. Penney Corporation, Inc.), and GLAS Trust Company LLC, continuing as trustee;

iii.	J. C. Penney will assign to the Trust the Master Leases and the Transition Services Agreement with New JCP; and

iv.

the Trust Certificates, which in the aggregate represent 100% of the beneficial interests in the Trust, will be issued to certain of the Debtors’ lenders pursuant to the Plan of Reorganization and Section 1145 of the Bankruptcy Code in final satisfaction of such lenders’ claims against the Debtors.

The Properties Transfer will occur immediately prior to the transactions described in clauses (ii) through (iv) above. The date on which the PropCo Formation Transactions occur is referred to in this registration statement as the PropCo Closing Date. As of the date of this registration statement, the Trust does not own, directly or indirectly, the Properties or any other assets, and it is not expected to own any such assets prior to the Properties Transfer. Also prior to the PropCo Closing Date, the Trust will have no liabilities.

The Trust’s future operations are expected to consist solely of, in each case through the PropCos, owning the Properties, leasing the Properties to New JCP, and subject to market conditions set forth in the Amended Trust Agreement, selling the Properties from time to time to third-party purchasers as promptly as practicable after the PropCo Closing Date. On or about the PropCo Closing Date, the Trust intends to retain the Manager, who is an independent third-party unrelated to J. C. Penney or New JCP, to perform asset management duties with respect to the Properties and one or more third-party real estate brokers to sell the Properties. Together with the proceeds from sales of the Properties, the Master Leases will account for all of the Trust’s revenues.

The following Unaudited Pro Forma Consolidated Statements of Operations of the Trust for the nine months ended September 30, 2020 and for the twelve months ended December 31, 2019 are presented as if the PropCo Formation Transactions and the other adjustments described in the Notes to Unaudited Pro Forma Consolidated Financial Statements had occurred on January 1, 2019. The following Unaudited Pro Forma Consolidated Balance Sheet of the Trust as of September 30, 2020 is presented as if the PropCo Formation Transactions and the other adjustments described in the Notes to Unaudited Pro Forma Consolidated Financial Statements had occurred on September 30, 2020.

The following unaudited pro forma consolidated financial statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what the Trust’s financial position and results of operations actually would have been had the PropCo Formation Transactions and the other adjustments described in the Notes to Unaudited Pro Forma Consolidated Financial Statements occurred on the dates indicated, or to project the Trust’s financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the Combined Schedules of Investments of Real Estate Assets to be Acquired and accompanying notes included elsewhere in this registration statement.

The Pro Forma column in the Unaudited Pro Forma Consolidated Statements of Operations reflect pro forma adjustments, which are further described in the accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements. Because there are no historical operations for the Trust, only the resulting pro forma values are presented. The Pro Forma Adjustments column in the Unaudited Pro Forma Consolidated Balance Sheet reflects pro forma adjustments from the historical balance sheet balances presented in the Combined Schedules of Investments of Real Estate Assets to be Acquired included elsewhere in this registration statement.

Copper Property CTL Pass Through Trust

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2020

(in thousands)	Historical (a)	Pro Forma Adjustments				Pro Forma Copper Property CTL Pass Through Trust
ASSETS
Investment in real estate assets:
Land	$112,663	$		(b	)	$
Buildings and improvements, less accumulated depreciation	985,842			(b	)

Land, buildings and improvements, net	1,098,505			(b	)
Construction in progress	406			(b	)

Total investment in real estate, net	1,098,911			(b	)
Cash and cash equivalents	—			(c	)
Rent and tenant receivables	—		—	(d	)		—
Operating lease assets	26,376			(e	)
In-place lease intangibles	—			(f	)
Favorable lease intangibles	—			(g	)

TOTAL ASSETS	$1,125,287	$				$

LIABILITIES
Operating lease liabilities	$31,482	$		(e	)	$
Accounts payable and accrued expenses	—			(h	)
Deferred developer credits	21,313		(21,313)	(i	)		—
Unfavorable lease intangibles	—			(g	)
Other liabilities	912

Total liabilities	$53,707	$				$
EQUITY
Trust Certificates, no par value	$—	$				$
Additional paid-in capital	—
Retained earnings	—
Total equity	—

TOTAL LIABILITIES AND EQUITY	$—	$				$

Copper Property CTL Pass Through Trust

Unaudited Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2020

(in thousands, except for per Trust Certificate amounts)	Pro Forma
Revenues:
Rental income	$	(aa	)

Total revenues
Expenses:
General and administrative expenses		(bb	)
Property operating expenses		(cc	)
Depreciation and amortization		(dd	)

Total operating expenses
Operating income

Net income (loss)	$

TRUST CERTIFICATES
Weighted average number of Trust Certificates
Basic		(ee	)
Diluted		(ee	)
Basic income (loss) per Trust Certificate	$	(ee	)

Diluted income (loss) per Trust Certificate	$	(ee	)

Copper Property CTL Pass Through Trust

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except for per Trust Certificate amounts)	Pro Forma
Revenues:
Rental income	$	(aa	)

Total revenues
Expenses:
General and administrative expenses		(bb	)
Property operating expenses		(cc	)
Depreciation and amortization		(dd	)

Total operating expenses
Operating income

Net income (loss)	$

TRUST CERTIFICATES
Weighted average number of Trust Certificates
Basic		(ee	)
Diluted		(ee	)
Basic income (loss) per Trust Certificate	$	(ee	)

Diluted income (loss) per Trust Certificate	$	(ee	)

Copper Property CTL Pass Through Trust

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

a.

Represents J. C. Penney’s historical cost basis of the Properties to be transferred to the newly formed Trust, which will be the ultimate parent entity upon the completion of the PropCo Formation Transactions. The Trust is anticipated to be the reporting entity under the Exchange Act. The Trust has not had any operating activity since its formation on December 21, 2020. Accordingly, under GAAP, we will consolidate the assets, liabilities and results of operations of the Trust and its subsidiaries.

b.

Represents the adjustment to fair value of the Properties upon the completion of the PropCo Formation Transactions, based on application of “fresh start” reporting in accordance with Financial Accounting Standards Board Accounting Standards Codification 852, Reorganizations (“Fresh Start Accounting”), reflecting the change in the financial reporting basis of assets. Land has an indefinite useful life and is not depreciated. Buildings and improvements generally have a remaining useful life of [                ] years.

c.	Represents the adjustment to cash and cash equivalents for cash to be contributed to the Trust on the PropCo Closing Date.

d.

Represents tenant receivables. In accordance with the Master Leases, the annual base rent for each lease year shall be payable in equal one-twelfth monthly installments in advance on the first business day of each calendar month during the lease year. As a result, no amount is estimated as of September 30, 2020.

e.

Represents lease liability and right-of-use assets for ground leases transferred as part of the PropCo Formation Transactions. In accordance with Fresh Start Accounting, the Trust determined the lease classification to be an operating lease and will recognize a lease liability and right-of-use asset. The lease liability is measured as the present value of unpaid lease payments measured based on the reasonably certain lease term and corresponding discount rate. The right-of-use asset as determined in accordance with Fresh Start Accounting is measured as the lease liability as adjusted for any off-market rental terms at the acquisition date (the PropCo Closing Date) based on a preliminary purchase price allocation.

f.

Represents the fair value of identified intangible assets related to in-place leases where we are the lessor and have acquired an owned property with an existing tenant, based on a preliminary allocation in accordance with Fresh Start Accounting. In-place intangibles are amortized over [                ] years, which represents the lease term, as a component of amortization expense.

g.

Represents the fair value of identified intangible assets related to the fair value of favorable or unfavorable terms where we are the lessor with an acquired lease in place with off-market rental terms based on a preliminary purchase price allocation. A lease with favorable terms as lessor represents an asset and a lease with unfavorable terms as lessor represents a liability, both of which are amortized over [                ] years, which represents the lease term.

h.	Represents expected accruals for timing of payments associated with expenses described in adjustments (bb) and (cc) below.

i.

Represents the fair value of deferred developer credits received as consideration historically from third-party mall developers in the form of an incentive to be used towards improvement of owned Properties. Amounts received have been utilized and no outstanding claw back rights exist for the third-party mall developers. Because the consideration received from deferred developer credits has been received in the past and has been fully utilized, no value has been assigned based on a preliminary purchase price allocation and the adjustment to deferred developer credits removes the full value of the historical balance.

The Properties transferred pursuant to the PropCo Formation Transactions will be recorded at fair value as the PropCo Formation Transactions will be accounted for in accordance with Fresh Start Accounting. These fair values were based, in part, on preliminary third-party market valuations. Because these fair values were based on currently available information and assumptions and estimates that we believe are reasonable at this time, they are subject to reallocation as additional information becomes available. As we finalize our Fresh Start Accounting allocation, actual adjustments may differ from the pro forma adjustments and the difference, if any, may be material. For further description regarding the components of the preliminary purchase price allocation, please refer to adjustment (b) for land, buildings and improvements, net; adjustment (f) for in-place leases; and adjustment (g) for in-place leases with favorable or unfavorable market leases.

2.	Adjustments to the Pro Forma Consolidated Income Statements

aa.

Reflects rental revenue pursuant to the terms of the Retail Master Lease. As a triple-net lease, the Retail Master Lease rental revenue excludes costs associated with real estate taxes, insurance and operating costs, which are to be paid directly by New JCP. Rental revenue is $[                ] million higher than lease payments due as a result of recording rental revenue on a straight-line basis. The initial base rent for the Retail Master Lease is $121.2 million per year, subject to a rental abatement of 50% ($60.6 million) for the first year. During each subsequent lease year, commencing with the third lease year, the base rent shall be subject to a consumer price index adjustment, provided that such adjustment shall not (i) result in an increase that exceeds 2% of the then-applicable base rent or (ii) decrease the then-applicable base rent. Such adjustment is described more fully in “Item 2. Financial Information— Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenue.” The rental revenue rates also include amounts collected from the tenant for ground leases whereby we are also a lessee.

Additionally, reflects rental revenue pursuant to the terms of the DC Master Lease. As a triple-net lease, the DC Master Lease rental revenue excludes costs associated with real estate taxes, insurance and operating costs, which are to be paid directly by New JCP. Rental revenue is $[                ] million higher than lease payments due as a result of recording rental revenue on a straight-line basis. The initial base rent for the DC Master Lease is $35.4 million per year. The base rent during each subsequent lease year commencing with the third lease year, shall be increased by 2%.

Also reflects an increase for the accretion and amortization related to leases with unfavorable terms where we are the lessor of $[                ] million, and a decrease for leases with favorable terms where we are the lessor of $[                ], based on a preliminary purchase price allocation.

bb.

Represents amounts to be paid annually to Hilco for services rendered as the Manager in accordance with the Management Agreement and other ongoing operational costs, such as [                ]. Remaining amounts are not factually supportable, and as a result, further adjustment for general and administrative costs has been excluded.

cc.

Represents expenses expected to be incurred for ground lease expense and insurance expense. These expenses were based on the historical expenses incurred by J. C. Penney. Ground lease rent expenses of $[                ] and amortization of above/below market ground leases of $[                ] are included in the adjustment to property operating expenses based on the terms of the executed ground leases. As the Master Leases are triple-net leases, costs associated with maintenance, real estate taxes and insurance will be paid directly by New JCP.

dd.

Reflects depreciation and amortization expense related to the building and improvements and the remaining useful lives of the properties. Depreciation and amortization also reflects amortization of in-place lease intangible assets based on fair values pursuant to Fresh Start Accounting. Depreciation and amortization expense is recorded over the estimated useful lives of the respective assets for building and improvements and the lease term for intangible in-place lease assets using the straight-line method.

ee.

We compute net earnings (loss) per Trust Certificate for both basic and diluted net earnings (loss). Basic net earnings (loss) per Trust Certificate is computed using the weighted-average number of Trust Certificates outstanding during the period. Diluted net earnings (loss) per Trust Certificate is computed using the weighted-average number of Trust Certificates and the effect of potentially dilutive securities outstanding during the period. There were no potentially dilutive securities included in the pro forma calculation of earnings (loss) per Trust Certificate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

J. C. Penney Company, Inc.:

Opinion on the Balance Sheet

We have audited the accompanying balance sheet of Copper Property CTL Pass Through Trust (the Company) as of December 21, 2020 (Formation Date) and the related notes (collectively, the balance sheet). In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Company as of December 21, 2020 (Formation Date) in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the balance sheet, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Chicago, IL

December 29, 2020

Copper Property CTL Pass Through Trust

Balance Sheet

December 21, 2020 (Formation Date)

(in thousands)

Assets
Cash	$—

Total assets	$—

Certificateholders’ Equity
Trust Certificates, no par value, 50,000,000 certificates authorized, no certificates issued and outstanding	$—
Additional paid-in capital	—

Total Certificateholders’ equity	$—

See accompanying notes to the Balance Sheet.

Copper Property CTL Pass Through Trust

Notes to the Balance Sheet

1. Organization and Description of Business

Copper Property CTL Pass Through Trust (the “Trust”) is a newly formed grantor trust, established as a New York common law trust on December 21, 2020 by entering into the Pass-Through Trust Agreement (the “Initial Trust Agreement”).

The Trust was formed in connection with the reorganization of J. C. Penney Company, Inc. (and together with its subsidiaries as the context requires or indicates, “J. C. Penney”). On May 15, 2020, J. C. Penney and certain of its subsidiaries (together with J. C. Penney, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas. On December 12, 2020, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc. and its Debtor Affiliates (the “Plan of Reorganization”). The Bankruptcy Court entered an order confirming the Plan of Reorganization on December 16, 2020.

Pursuant to the Plan of Reorganization, the following transactions, among others, are expected to occur (collectively, the “PropCo Formation Transactions”):

i.

J. C. Penney and certain of its subsidiaries (collectively, the “JCP Sellers”) will transfer (the “Properties Transfer”) their fee or leasehold interest (as applicable) in 160 retail properties (the “Retail Properties”) and six warehouses (the “Warehouses” and, together with the Retail Properties, the “Properties”) to the Trust’s wholly-owned property holding company subsidiaries (the “PropCos”);

ii.

the Initial Trust Agreement will be amended and restated (such amended and restated agreement, the “Amended Trust Agreement”) to be between Copper BidCo LLC, an entity controlled by certain of the Debtors’ lenders (replacing J. C. Penney Corporation, Inc.), and GLAS Trust Company LLC, continuing as trustee;

iii.	J. C. Penney will assign to the Trust the master leases relating to the Properties (the “Master Leases”); and

iv.

the Trust Certificates will be issued to certain of the Debtors’ lenders pursuant to the Plan of Reorganization and Section 1145 of the Bankruptcy Code in final satisfaction of such lenders’ claims against the Debtors.

The Properties Transfer will occur immediately prior to the transactions described in clauses (ii) through (iv) above. The date on which the PropCo Formation Transactions occur is referred to as the “PropCo Closing Date.” Prior to such date, the Trust does not own, directly or indirectly, the Properties or any other assets, and it is not expected to own any such assets prior to the Properties Transfer.

After the PropCo Closing Date, the Trust’s future operations are expected to consist solely of (i) owning the Properties, (ii) leasing the Properties under the terms of the Master Leases to the tenants thereunder (“New JCP”), as the sole tenant, and (iii) subject to market conditions and the conditions set forth in the Amended Trust Agreement, selling the Properties to third-party purchasers as promptly as practicable after the PropCo Closing Date with the intent to complete the sale of all Properties within a short period of time, in each case through the PropCos. Together with the proceeds from sales of the Properties, the Master Leases will account for all of the Trust’s revenues.

On or about the PropCo Closing Date, the Trust intends to retain an affiliate of Hilco Real Estate LLC as its independent third-party manager, unrelated to J. C. Penney or New JCP, to perform asset management duties with respect to the Properties. After the PropCo Closing Date, J. C. Penney will have no ability to exercise any control over, or have any affiliation with, the Trust.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Balance Sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Impairment of Long-Lived Assets

The Trust’s impairment policy reflects the go-forward accounting policy for the Trust upon the acquisition of the Properties.

Real Estate—The Trust periodically assesses whether there are any indicators that the value of its long-lived real estate and related intangible assets such as building and improvements or operating lease assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, vacancies, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, significant underperformance relative to historical or projected future operating results or a likely disposition of the property.

For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, the Trust follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values, and holding periods. We estimate market rents and residual values using market information from outside sources such as third-party market research, external appraisals, broker quotes or recent comparable sales.

As the Trust’s objective is to sell the Retail Properties over a period of 12 months and the Warehouses over a period of six months, the holding periods used in the undiscounted cash flow analysis will reflect the short-term nature of the investment. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property’s asset group over its estimated fair value.

Assets Held for Sale—We generally classify real estate assets that are subject to operating leases or direct financing leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied, we have received a non-refundable deposit, and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset’s fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property’s carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We base the fair value on the contract and the estimated cost to sell on information provided by brokers and legal counsel. We then compare the asset’s fair value (less estimated cost to sell) to its carrying value, and if the fair value, less estimated cost to sell, is less than the property’s carrying value, we reduce the carrying value to the fair value, less estimated cost to sell. We will continue to review the property for subsequent changes in the fair value, and may recognize an additional impairment charge, if warranted.

3. Income Taxes

The Trust identifies its major tax jurisdiction as the United States. The Trust is classified as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself will not be subject to U.S. federal income tax, and the Trust expects any state tax liability would be immaterial. Instead, the Trust’s income and expenses will “flow through” to the Certificateholders, and the Trust’s trustee will report the Trust’s proceeds, income, deductions, gains and losses to the Internal Revenue Services on that basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

J. C. Penney Company, Inc.:

Opinion on the Financial Statements

We have audited the accompanying Combined Schedule of Investments of Real Estate Assets to be Acquired as of December 31, 2019, and the related notes and financial statement schedule III (collectively, the Schedule of Investments). In our opinion, the Schedule of Investments present fairly, in all material respects, the real estate assets to be acquired described in Note 1 as of December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis of Presentation

The accompanying Schedule of Investments was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form 10 of Copper Property CTL Pass Through Trust as described in Note 1 and is not intended to be a complete presentation of total assets to be acquired by Copper Property CTL Pass Through Trust.

Basis for Opinion

This Schedule of Investments is the responsibility of J. C. Penney Company, Inc.’s management. Our responsibility is to express an opinion on the Schedule of Investments based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB), and are required to be independent with respect to J. C. Penney Company, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Schedule of Investments is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the Schedule of Investments, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Schedule of Investments. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Schedule of Investments. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as auditor of the Schedule of Investments since 2020.

Chicago, IL

December 29, 2020

Combined Schedules of Investments of Real Estate Assets to be Acquired

(in thousands)

	(unaudited) September 30, 2020	December 31, 2019
Real estate assets
Land, buildings and improvements, net	$1,098,911	$1,154,698
Operating lease assets	26,376	34,447

Total real estate assets	$1,125,287	$1,189,145

Liabilities
Operating lease liabilities	$31,482	$38,414
Deferred developer credits	21,313	22,948
Other liabilities	912	1,074

Total liabilities	$53,707	$62,436

See accompanying notes to the Combined Schedules of Investments of Real Estate Assets to be Acquired

Notes to the Combined Schedules of Investments of Real Estate Assets to be Acquired

1. Organization and Description of Business

Copper Property CTL Pass Through Trust (the “Trust”) is a newly formed grantor trust, established as a New York common law trust on December 21, 2020 by entering into the Pass-Through Trust Agreement (the “Initial Trust Agreement”). The Trust was formed in connection with the reorganization of J. C. Penney Company, Inc. (and together with its subsidiaries as the context requires or indicates, “J. C. Penney”). On May 15, 2020, J. C. Penney and certain of its subsidiaries (together with J. C. Penney, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas. On December 12, 2020, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc. and its Debtor Affiliates (the “Plan of Reorganization”). The Bankruptcy Court entered an order confirming the Plan of Reorganization on December 16, 2020.

Pursuant to the Plan of Reorganization, the following transactions, among others, are expected to occur (collectively, the “PropCo Formation Transactions”):

i.

J. C. Penney and certain of its subsidiaries (collectively, the “JCP Sellers”) will transfer (the “Properties Transfer”) their fee or leasehold interest (as applicable) in 160 retail properties (the “Retail Properties”) and six warehouses (the “Warehouses” and, together with the Retail Properties, the “Properties”) to the Trust’s wholly-owned property holding company subsidiaries (the “PropCos”);

ii.

the Initial Trust Agreement will be amended and restated (such amended and restated agreement, the “Amended Trust Agreement”) to be between Copper BidCo LLC, an entity controlled by certain of the Debtors’ lenders (replacing J. C. Penney Corporation, Inc.), and GLAS Trust Company LLC, continuing as trustee;

iii.	J. C. Penney will assign to the Trust the master leases relating to the Properties (the “Master Leases”); and

iv.

a series of equity trust certificates designated as “Copper Property CTL Pass Through Certificates” (the “Trust Certificates”) will be issued to certain of the Debtors’ lenders pursuant to the Plan of Reorganization and Section 1145 of the Bankruptcy Code in final satisfaction of such lenders’ claims against the Debtors; a registration statement on Form 10 (the “Form 10”) is being filed by the Trust in order to voluntarily register the Trust Certificates under Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Properties Transfer will occur immediately prior to the transactions described in clauses (ii) through (iv) above. The date on which the PropCo Formation Transactions occur is referred to as the “PropCo Closing Date.” Prior to such date, the Trust does not own, directly or indirectly, the Properties or any other assets, and it is not expected to own any such assets prior to the Properties Transfer.

After the PropCo Closing Date, the Trust’s future operations are expected to consist solely of (i) owning the Properties, (ii) leasing the Properties under the terms of the Master Leases to the tenants thereunder (“New JCP”), as the sole tenant, and (iii) subject to market conditions and the conditions set forth in the Amended Trust Agreement, selling the Properties to third-party purchasers as promptly as practicable after the PropCo Closing Date with the intent to complete the sale of all Properties within a short period of time, in each case through the PropCos. Together with the proceeds from sales of the Properties, the Master Leases will account for all of the Trust’s revenues.

On or about the PropCo Closing Date, the Trust intends to retain an affiliate of Hilco Real Estate LLC as its independent third-party manager, unrelated to J. C. Penney or New JCP, to perform asset management duties with respect to the Properties. After the PropCo Closing Date, J. C. Penney will have no ability to exercise any control over, or have any affiliation with, the Trust.

The accompanying Combined Schedules of Investments of Real Estate Assets to be Acquired (“Combined Schedules of Investments”) reflects the Properties. The portfolio of Properties consists of approximately 31.8 million square feet (unaudited) of building space and is broadly diversified by location across 37 U.S. states and Puerto Rico.

2. Adoption of New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), as amended, which requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets. J. C. Penney adopted the provisions of the new lease standard effective January 1, 2019, using the modified retrospective adoption method and the simplified transition option available in the new lease standard. This allows J. C. Penney to continue to apply the legacy guidance in the old standard (ASC Topic 840, Leases (“ASC 840”)) upon adoption. J. C. Penney also elected the package of practical expedients available under the transition provisions of the new lease standard, which include (a) not reassessing ASC 840 evaluations on whether expired or existing contracts contain leases, (b) not reassessing lease classification previously assessed under ASC 840, and (c) not revaluing initial direct costs for existing leases under ASC 840. J. C. Penney also elected the practical expedient to carry forward historical accounting for any land easements on existing contracts.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Schedules of Investments reflects the Retail Stores and the Warehouses directly attributable to J. C. Penney’s real estate holdings to be owned by the Trust pursuant to the Plan of Reorganization. The Combined Schedules of Investments does not represent the financial position of a single legal entity, but rather a combination of entities under common control that have been “carved out” of J. C. Penney’s consolidated financial statements. Intercompany balances related to entities that continue to be under common control after the PropCo Formation Transactions have been eliminated in combination. The Combined Schedules of Investments is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as established by FASB in the Accounting Standards Codification (“ASC”), including modifications issued under ASU. The Combined Schedules of Investments has been derived from the accounting records of J. C. Penney using the historical basis of assets of J. C. Penney. J. C. Penney believes the assumptions underlying the Combined Schedules of Investments are reasonable. However, the Combined Schedules of Investments included herein may not necessarily reflect the Trust’s financial position in the future or what the Trust’s financial position would have been had the Trust operated independently from J. C. Penney at the date presented.

Use of Estimates

J. C. Penney has made a number of estimates, judgments and assumptions that affect the reported amounts of assets in the Combined Schedules of Investments. Estimates are required in order for J. C. Penney to prepare the Combined Schedules of Investments in conformity with GAAP. Significant estimates, judgments and assumptions were required in a number of areas, including, but not limited to, determining the useful lives of real estate properties, determination of discount rates in ground leases, reasonably certain lease terms for ground leases, and evaluating the impairment of long-lived assets. J. C. Penney has based these estimates, judgments and assumptions on historical experience and various other factors that J. C. Penney believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Properties’ initial sole tenant, New JCP. During the nine months ended September 30, 2020, certain estimates and assumptions required increased judgment as a result of the pandemic. As events continue to evolve and additional information becomes available, actual results could differ from those estimates and any such differences may be material to the Combined Schedules of Investments.

Unaudited Interim Consolidated Financial Information

The accompanying Combined Schedule of Investments as of September 30, 2020 (the “Interim Combined Schedule of Investments”) and these notes are unaudited. The Interim Combined Schedule of Investments have been prepared in accordance with GAAP and is presented in accordance with the rules and regulations of the Securities and Exchange Commission. In J. C. Penney’s opinion, the Interim Combined Schedule of Investments has been prepared on the same basis as the Combined Schedule of Investments as of December 31, 2019 and reflects all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Interim Combined Schedule of Investments as of September 30, 2020.

Impairment of Long-Lived Assets

J. C. Penney evaluated long-lived assets such as building and improvements or operating lease assets for impairment when events or changes in circumstances indicated that the carrying amount of those assets may not be recoverable. Factors considered important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant changes in the manner of use of the assets or J. C. Penney’s overall business strategies. Assets or asset groups that triggered an impairment review have been tested for recoverability by comparing the estimated undiscounted cash flows expected to result from the use of the asset plus any net proceeds expected from disposition of the asset to the carrying value of the asset. When the asset or asset group has been determined to be not recoverable on an undiscounted cash flow basis, the amount of the impairment loss was measured by comparing the carrying value of the asset or asset group to its fair value. J. C. Penney estimated fair value based on either a projected discounted cash flow method using a discount rate that is considered commensurate with the risk inherent in J. C. Penney’s current business model or appraised value, as appropriate. J. C. Penney also considered other factors estimating the fair value such as local market conditions, operating environment, and other trends.

During the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020, J. C. Penney recognized an approximate $0 and $1.9 million (unaudited) impairment, respectively, related to the Properties, in connection with circumstances relating to the Chapter 11 Cases. Such impairment is presented as a reduction to the carrying values in the Interim Combined Schedule of Investments.

Land, Buildings and Improvements

Land, buildings and improvements are stated at cost less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities. Maintenance and repairs that do not materially improve or extend the useful lives of the respective assets are expensed as incurred.

Depreciation expense is recorded over the estimated useful lives of the respective assets using the straight-line method. The range of lives is generally between 10 and 50 years for buildings and improvements.

Leases

At the lease commencement date, based on certain criteria, J. C. Penney determined lease classification as an operating or capital lease in accordance with ASC 840. Upon transition to ASC 842 (refer to Note 2), lease classification previously assessed under ASC 840 was carried forward as an operating or finance lease, and then a right-of-use asset and lease liability was recognized in the Combined Schedules of Investments for all leases.

The lease liability is measured as the present value of unpaid lease payments measured based on the reasonably certain lease term and a discount rate. The initial right-of-use asset is measured as the lease liability plus certain other costs and is reduced by any lease incentives provided by the ground lessor.

Lease payments include fixed and in-substance fixed payments, variable payments based on an index or rate and termination penalties. Lease payments do not include variable lease components other than those that depend on an index or rate or any payments not considered part of the lease (i.e. payment of the lessor’s real estate taxes and insurance). As a policy election, we consider lease payments and all related other payments as one component of a lease.

The reasonably certain lease term includes the non-cancelable lease term and any renewal option periods where J. C. Penney has economically compelling reasons for future exercise.

The discount rate used in the present value calculations is the rate implicit in the lease, when known, or J. C. Penney’s estimated incremental borrowing rate. The incremental borrowing rate is estimated based on secured borrowings and credit risk relative to the time horizons of other publicly available data points that are consistent with the respective lease term.

The lease liability is amortized over the lease term at a constant periodic interest rate. The right-of-use assets related to operating leases are amortized over the lease term on a basis that renders a straight-line amount of rent expense which encompasses the amortization and interest component of the lease. If a lease is modified or there is a change in lease term, J. C. Penney assesses for any change in lease classification and remeasures the lease liability with a corresponding increase or decrease to the right-of-use-asset.

J. C. Penney has entered into 23 ground leases with third party landlords classified as operating leases which comprise the right of use asset and liability balances within the Combined Schedules of Investments. No other leasing activity where J. C. Penney is a lessee exists. As of December 31, 2019, and September 30, 2020, the remaining weighted average lease terms based on the reasonably certain lease term were 38.89 years and 30.31 years (unaudited), respectively, and the weighted average discount rate was 11% and 12.98% (unaudited), respectively, with changes resulting from the remeasurement of certain leases.

ASC 842 requires the remeasurement of the lease term upon the occurrence of a significant event or a change in circumstances that is within the control of the lessee that directly affects whether the lessee is reasonably certain to exercise or not to exercise an option to extend or terminate a lease. Following the filing of the Chapter 11 Cases on May 15, 2020, J. C. Penney remeasured certain leases based on a change in their reasonably certain lease term, which impacted certain Properties containing ground leases. The weighted average discount rate used for remeasuring those leases was 22.3%. As a result of the remeasurements, J. C. Penney reduced its operating lease assets by $6.9 million and its operating lease liabilities by $6.9 million.

As of December 31, 2019, future lease payments were as follows (in thousands):

2020	$4,091
2021	4,091
2022	3,956
2023	4,091
2024	4,265
Thereafter	173,197

Total lease payments	$193,691
Less: amounts representing interest	155,277

Present value of lease liabilities	$38,414

Deferred Developer Credits

J. C. Penney occasionally receives consideration from third party mall developers in the form of an incentive to be used towards improvement of locations owned by J. C. Penney; such J. C. Penney improvements would typically enhance the overall leasing and retail operations of the mall or strip center owned by the third-party mall developer. The incentive payments are initially recorded as a deferred credit liability and then amortized to depreciation expense over the useful life of the improvements for which the credit was utilized. Amounts received have been utilized and no outstanding claw back rights exist for the third-party mall developers. As of December 31, 2019, and September 30, 2020, the balance for deferred developer credits was approximately $22.9 million and $21.3 million (unaudited), respectively.

4. Land, Buildings and Improvements

Land, buildings and improvements, net of accumulated depreciation consists of the following (in thousands):

	(unaudited) September 30, 2020	December 31, 2019
Land	$112,663	$112,674
Buildings and improvements	2,367,516	2,358,216

Gross land, buildings and improvements	$2,480,179	$2,470,890
Less: accumulated depreciation	(1,381,674)	(1,318,625)

Land, buildings and improvements, net	$1,098,505	$1,152,265
Construction in Progress	406	2,433

Total Land, buildings and improvements, net	$1,098,911	$1,154,698

5. Concentration of Credit Risk

The Combined Schedules of Investments will be exposed to concentrations of credit risk for leased assets as all assets are to be leased to the sole tenant, New JCP.

Significant Tenant

All of the Trust’s in-place rental income will be generated from New JCP as the Trust’s sole tenant.

The Properties have several tenants that constitute a significant asset concentration, as all are subsidiaries of New JCP and New JCP provides financial guarantees with respect to the Master Leases. Because New JCP is a recently formed, privately held entity that has not yet completed its first fiscal year, audited New JCP financial statements are not yet available. As such, because we believe the historical operations of J. C. Penney provide relevant historical information for the retail operations of New JCP, the audited financial statements of J. C. Penney that were included in J. C. Penney’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 are incorporated by reference herein. In addition, the unaudited interim financial statements of J. C. Penney that were included in J. C. Penney’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020 are incorporated by reference herein.

In referring to J. C. Penney’s financial statements, however, investors should be aware that J. C. Penney is not the tenant of the Properties and will not be providing a guaranty in respect of the Master Leases. Furthermore, although we believe J. C. Penney’s financial statements provide helpful information about the historical retail operations of New JCP, investors should be aware that there will be meaningful differences, and those differences may be significant, between the financial statements of New JCP and J. C. Penney, including the following: (i) depreciation and amortization expense and property and equipment, net of New JCP is expected to be proportionately lower due to New JCP acquiring only a portion of J. C. Penney’s assets (i.e., not the Properties); (ii) lease expense of New JCP is expected to be higher because J. C. Penney historically owned the

Properties; (iii) interest expense, net of New JCP is expected to be lower, reflecting its $520 million term loan and revolving credit facility with commitments of $2 billion as of the closing of its acquisition from J. C. Penney as compared to J. C. Penney’s long-term debt of approximately $3.7 billion as of February 1, 2020; and (iv) New JCP will not have pension-related expenses or prepaid pension assets because it did not assume J. C. Penney’s pension plan. At this time, it is not possible to quantify the change in the expected depreciation and amortization expense, property and equipment, net or lease expense primarily due to New JCP having not completed the associated purchase price allocation for the acquisition of its assets.

Please see “Cautionary Statement Regarding Forward-Looking Statements” in the Form 10 for important information regarding, among other things, the limitations and risks associated with forward-looking statements.

6. Subsequent Events

Events subsequent to September 30, 2020 were evaluated and except for those events disclosed within Note 1, Organization and Description of Business, no other events were identified requiring further disclosure in the Combined Schedules of Investments.

Copper Property CTL Pass Through Trust

REAL ESTATE ASSETS TO BE ACQUIRED

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2019

(Dollars in Thousands)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
THE MALL AT TURTLE CREEK	JONESBORO, AR	Retail Store	(d	)	(a	)	(a	)	(a	)	1	6,680	6,681	(2,387)	(a	)	(c	)
SHACKLEFORD CROSSING	LITTLE ROCK, AR	Retail Store	(d	)	(a	)	(a	)	(a	)	903	10,120	11,023	(3,031)	(a	)	(c	)
YUMA PALMS REGIONAL CENTER	YUMA, AZ	Retail Store	(d	)	(a	)	(a	)	(a	)	570	7,984	8,553	(3,518)	(a	)	(c	)
PALM VALLEY CORNERSTONE	GOODYEAR, AZ	Retail Store	—		(a	)	(a	)	(a	)	3,137	10,241	13,378	(3,711)	(a	)	(c	)
SUPERSTITION SPRINGS MALL	MESA, AZ	Retail Store	—		(a	)	(a	)	(a	)	—	11,650	11,650	(7,623)	(a	)	(c	)
ARROWHEAD TOWNE CENTER	GLENDALE, AZ	Retail Store	—		(a	)	(a	)	(a	)	—	13,855	13,855	(7,498)	(a	)	(c	)
PARADISE VALLEY MALL	PHOENIX, AZ	Retail Store	(d	)	(a	)	(a	)	(a	)	438	11,801	12,238	(9,549)	(a	)	(c	)
IMPERIAL VALLEY MALL	EL CENTRO, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	2	7,973	7,975	(3,476)	(a	)	(c	)
THE SHOPS AT MONTEBELLO	MONTEBELLO, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	2	13,224	13,225	(9,525)	(a	)	(c	)
ANTELOPE VALLEY MALL	PALMDALE, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,038	12,038	(7,941)	(a	)	(c	)
VALLEY PLAZA	BAKERSFIELD, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	13,983	13,983	(9,501)	(a	)	(c	)
GLENDALE GALLERIA	GLENDALE, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	990	15,238	16,228	(10,915)	(a	)	(c	)
HUNTINGTON PARK CBD	HUNTINGTON PARK, CA	Retail Store	—		(a	)	(a	)	(a	)	2,324	5,818	8,142	(3,862)	(a	)	(c	)
WESTFIELD PLAZA BONITA	NATIONAL CITY, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	233	16,557	16,790	(11,279)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
WESTFIELD PALM DESERT	PALM DESERT, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	7,234	7,234	(5,144)	(a	)	(c	)
WESTFIELD CULVER CITY	CULVER CITY, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	151	12,636	12,787	(8,276)	(a	)	(c	)
WESTFIELD GALLERIA AT ROSEVILLE	ROSEVILLE, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	3	19,088	19,091	(8,166)	(a	)	(c	)
VICTORIA GARDENS	RANCHO CUCAMONGA, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	1	13,735	13,736	(6,077)	(a	)	(c	)
THE ORCHARD AT SLATTEN RANCH	ANTIOCH, CA	Retail Store	—		(a	)	(a	)	(a	)	5,961	19,543	25,504	(5,418)	(a	)	(c	)
PLAZA AT WEST COVINA	WEST COVINA, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	652	9,416	10,067	(6,161)	(a	)	(c	)
WESTFIELD NORTH COUNTY	ESCONDIDO, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,846	12,846	(8,719)	(a	)	(c	)
SOUTHBAY PAVILION AT CARSON	CARSON, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	935	6,516	7,451	(4,667)	(a	)	(c	)
PACIFIC VIEW MALL	VENTURA, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,906	11,906	(5,306)	(a	)	(c	)
GALLERIA AT TYLER	RIVERSIDE, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	336	12,890	13,226	(8,080)	(a	)	(c	)
ARDEN FAIR MALL	SACRAMENTO, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	360	17,893	18,253	(9,917)	(a	)	(c	)
NORTHRIDGE FASHION CENTER	NORTHRIDGE, CA	Retail Store	—		(a	)	(a	)	(a	)	596	29,662	30,258	(18,511)	(a	)	(c	)
BREA MALL	BREA, CA	Retail Store	—		(a	)	(a	)	(a	)	—	17,211	17,211	(9,424)	(a	)	(c	)
WESTFIELD SANTA ANITA	ARCADIA, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,318	11,318	(8,871)	(a	)	(c	)
PROMENADE AT TEMECULA	TEMECULA, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,271	10,271	(4,854)	(a	)	(c	)
SOLANO TOWN CENTER	FAIRFIELD, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	165	13,503	13,668	(9,442)	(a	)	(c	)
FASHION VALLEY	SAN DIEGO, CA	Retail Store	—		(a	)	(a	)	(a	)	—	24,791	24,791	(18,876)	(a	)	(c	)
WESTMINSTER MALL	WESTMINSTER, CA	Retail Store	—		(a	)	(a	)	(a	)	—	18,492	18,492	(14,340)	(a	)	(c	)
THE SHOPS AT TANFORAN	SAN BRUNO, CA	Retail Store	—		(a	)	(a	)	(a	)	1,167	14,335	15,502	(10,647)	(a	)	(c	)
THE OAKS	THOUSAND OAKS, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	160	11,446	11,606	(8,244)	(a	)	(c	)
STONERIDGE S/C	PLEASANTON, CA	Retail Store	(d	)	(a	)	(a	)	(a	)	417	17,524	17,941	(12,717)	(a	)	(c	)
FIRST & MAIN TOWN CENTER	COLORADO SPRINGS, CO	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,427	8,427	(2,557)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
TOWN CENTER AT AURORA	AURORA, CO	Retail Store	(d	)	(a	)	(a	)	(a	)	179	9,872	10,051	(6,389)	(a	)	(c	)
SOUTHLANDS S/C	AURORA, CO	Retail Store	(d	)	(a	)	(a	)	(a	)	3,150	11,103	14,254	(3,437)	(a	)	(c	)
PARK MEADOWS	LONE TREE, CO	Retail Store	(d	)	(a	)	(a	)	(a	)	—	16,335	16,335	(7,229)	(a	)	(c	)
WESTFARMS MALL	FARMINGTON, CT	Retail Store	(d	)	(a	)	(a	)	(a	)	9	15,476	15,485	(10,063)	(a	)	(c	)
THE SHOPPES AT BUCKLAND HILLS	MANCHESTER, CT	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,681	12,681	(7,272)	(a	)	(c	)
DANBURY FAIR	DANBURY, CT	Retail Store	(d	)	(a	)	(a	)	(a	)	409	12,212	12,621	(7,825)	(a	)	(c	)
CHRISTIANA MALL	NEWARK, DE	Retail Store	(d	)	(a	)	(a	)	(a	)	366	13,977	14,342	(10,777)	(a	)	(c	)
THE LOOP WEST	KISSIMMEE, FL	Retail Store	—		(a	)	(a	)	(a	)	2,547	11,585	14,132	(3,389)	(a	)	(c	)
PEMBROKE LAKES MALL	PEMBROKE PINES, FL	Retail Store	—		(a	)	(a	)	(a	)	—	16,002	16,002	(9,882)	(a	)	(c	)
THE MALL AT WELLINGTON GREEN	WELLINGTON, FL	Retail Store	—		(a	)	(a	)	(a	)	8	13,403	13,411	(5,740)	(a	)	(c	)
WESTFIELD BROWARD	PLANTATION, FL	Retail Store	—		(a	)	(a	)	(a	)	275	14,667	14,942	(9,811)	(a	)	(c	)
WESTFIELD BRANDON	BRANDON, FL	Retail Store	—		(a	)	(a	)	(a	)	—	10,668	10,668	(6,260)	(a	)	(c	)
PIER PARK	PANAMA CITY BEACH, FL	Retail Store	—		(a	)	(a	)	(a	)	1,722	10,732	12,454	(2,774)	(a	)	(c	)
DADELAND MALL	MIAMI, FL	Retail Store	—		(a	)	(a	)	(a	)	—	12,640	12,640	(6,702)	(a	)	(c	)
WESTFIELD COUNTRYSIDE	CLEARWATER, FL	Retail Store	(d	)	(a	)	(a	)	(a	)	435	9,152	9,587	(6,886)	(a	)	(c	)
MIAMI INTERNATIONAL MALL	MIAMI, FL	Retail Store	—		(a	)	(a	)	(a	)	901	14,008	14,909	(8,279)	(a	)	(c	)
SOUTH POINT S/C	MCDONOUGH, GA	Retail Store	(d	)	(a	)	(a	)	(a	)	2,423	9,805	12,227	(2,893)	(a	)	(c	)
NEWNAN CROSSING	NEWNAN, GA	Retail Store	(d	)	(a	)	(a	)	(a	)	1,534	8,676	10,210	(2,876)	(a	)	(c	)
CORAL RIDGE MALL	CORALVILLE, IA	Retail Store	(d	)	(a	)	(a	)	(a	)	13	6,163	6,175	(2,598)	(a	)	(c	)
BOISE TOWNE SQUARE	BOISE, ID	Retail Store	(d	)	(a	)	(a	)	(a	)	—	9,426	9,426	(6,674)	(a	)	(c	)
MOKENA MARKETPLACE	MOKENA, IL	Retail Store	—		(a	)	(a	)	(a	)	2,573	13,616	16,189	(3,821)	(a	)	(c	)
NORTH RIVERSIDE PARK MALL	NORTH RIVERSIDE, IL	Retail Store	—		(a	)	(a	)	(a	)	1,523	12,952	14,475	(8,300)	(a	)	(c	)
OAKRIDGE COURT	ALGONQUIN, IL	Retail Store	(d	)	(a	)	(a	)	(a	)	1,681	12,571	14,252	(3,561)	(a	)	(c	)
ORLAND SQUARE	ORLAND PARK, IL	Retail Store	(d	)	(a	)	(a	)	(a	)	312	20,626	20,938	(14,911)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
HAWTHORN S/C	VERNON HILLS, IL	Retail Store	(d	)	(a	)	(a	)	(a	)	2,183	23,355	25,537	(11,827)	(a	)	(c	)
HAMILTON TOWN CENTER	NOBLESVILLE, IN	Retail Store	(d	)	(a	)	(a	)	(a	)	1,894	10,541	12,435	(3,095)	(a	)	(c	)
OAK PARK MALL	OVERLAND PARK, KS	Retail Store	(d	)	(a	)	(a	)	(a	)	—	20,246	20,246	(16,136)	(a	)	(c	)
CORBIN PARK	OVERLAND PARK, KS	Retail Store	(d	)	(a	)	(a	)	(a	)	1,240	14,102	15,342	(3,525)	(a	)	(c	)
ASHLAND TOWN CENTER	ASHLAND, KY	Retail Store	(d	)	(a	)	(a	)	(a	)	—	9,264	9,264	(2,625)	(a	)	(c	)
FLORENCE MALL	FLORENCE, KY	Retail Store	(d	)	(a	)	(a	)	(a	)	484	11,812	12,295	(8,645)	(a	)	(c	)
MALL OF LOUISIANA	BATON ROUGE, LA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,804	12,804	(6,537)	(a	)	(c	)
STIRLING LAFAYETTE S/C	LAFAYETTE, LA	Retail Store	(d	)	(a	)	(a	)	(a	)	1,914	11,938	13,853	(3,277)	(a	)	(c	)
NORTHSHORE MALL	PEABODY, MA	Retail Store	(d	)	(a	)	(a	)	(a	)	554	20,092	20,646	(10,383)	(a	)	(c	)
WESTFIELD ANNAPOLIS	ANNAPOLIS, MD	Retail Store	(d	)	(a	)	(a	)	(a	)	1	14,184	14,184	(7,553)	(a	)	(c	)
WHITE MARSH MALL	BALTIMORE, MD	Retail Store	(d	)	(a	)	(a	)	(a	)	516	13,744	14,260	(9,999)	(a	)	(c	)
THE MALL IN COLUMBIA	COLUMBIA, MD	Retail Store	—		(a	)	(a	)	(a	)	904	21,532	22,436	(12,232)	(a	)	(c	)
ST CHARLES TOWNE CENTER	WALDORF, MD	Retail Store	(d	)	(a	)	(a	)	(a	)	20	11,389	11,409	(7,457)	(a	)	(c	)
GRAND TRAVERSE MALL	TRAVERSE CITY, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	5	4,974	4,979	(3,057)	(a	)	(c	)
RIVERTOWN CROSSINGS	GRANDVILLE, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	118	8,332	8,450	(3,741)	(a	)	(c	)
WATERSIDE MARKETPLACE	CHESTERFIELD TOWNSHP, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	2,201	11,989	14,189	(3,520)	(a	)	(c	)
LAKESIDE MALL	STERLING HEIGHTS, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	98	19,964	20,063	(15,898)	(a	)	(c	)
OAKLAND MALL	TROY, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	1,034	21,043	22,078	(15,047)	(a	)	(c	)
TWELVE OAKS MALL	NOVI, MI	Retail Store	(d	)	(a	)	(a	)	(a	)	272	13,942	14,214	(10,676)	(a	)	(c	)
TAMARACK VILLAGE	WOODBURY, MN	Retail Store	(d	)	(a	)	(a	)	(a	)	1,664	8,154	9,818	(3,412)	(a	)	(c	)
ROSEDALE S/C	ROSEVILLE, MN	Retail Store	(d	)	(a	)	(a	)	(a	)	422	14,884	15,306	(10,803)	(a	)	(c	)
MID RIVERS MALL	ST PETERS, MO	Retail Store	(d	)	(a	)	(a	)	(a	)	—	14,574	14,574	(8,374)	(a	)	(c	)
THE PLAZA AT SHOAL CREEK	KANSAS CITY, MO	Retail Store	(d	)	(a	)	(a	)	(a	)	2,593	12,227	14,820	(3,625)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
SOUTHAVEN TOWNE CENTER	SOUTHAVEN, MS	Retail Store	(d	)	(a	)	(a	)	(a	)	—	7,542	7,542	(2,830)	(a	)	(c	)
THE STREETS AT SOUTHPOINT	DURHAM, NC	Retail Store	—		(a	)	(a	)	(a	)	—	7,487	7,487	(3,580)	(a	)	(c	)
THE MALL AT ROCKINGHAM PARK	SALEM, NH	Retail Store	(d	)	(a	)	(a	)	(a	)	7	8,863	8,870	(5,989)	(a	)	(c	)
PHEASANT LANE MALL	NASHUA, NH	Retail Store	—		(a	)	(a	)	(a	)	179	9,347	9,526	(5,704)	(a	)	(c	)
WOODBRIDGE CENTER	WOODBRIDGE, NJ	Retail Store	(d	)	(a	)	(a	)	(a	)	1,568	17,608	19,177	(13,019)	(a	)	(c	)
ROCKAWAY TOWNSQUARE	ROCKAWAY, NJ	Retail Store	(d	)	(a	)	(a	)	(a	)	2	21,649	21,651	(16,485)	(a	)	(c	)
NEWPORT CENTRE	JERSEY CITY, NJ	Retail Store	(d	)	(a	)	(a	)	(a	)	1	19,136	19,137	(9,219)	(a	)	(c	)
FREEHOLD RACEWAY MALL	FREEHOLD, NJ	Retail Store	(d	)	(a	)	(a	)	(a	)	33	17,692	17,725	(9,853)	(a	)	(c	)
CHERRY HILL MALL	CHERRY HILL, NJ	Retail Store	(d	)	(a	)	(a	)	(a	)	1,290	15,630	16,920	(10,938)	(a	)	(c	)
CORONADO CENTER	ALBUQUERQUE, NM	Retail Store	—		(a	)	(a	)	(a	)	1,279	10,503	11,783	(7,433)	(a	)	(c	)
COTTONWOOD MALL	ALBUQUERQUE, NM	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,389	10,389	(5,921)	(a	)	(c	)
GALLERIA AT SUNSET	HENDERSON, NV	Retail Store	(d	)	(a	)	(a	)	(a	)	—	13,110	13,110	(7,029)	(a	)	(c	)
MEADOWS MALL	LAS VEGAS, NV	Retail Store	(d	)	(a	)	(a	)	(a	)	481	17,892	18,373	(12,998)	(a	)	(c	)
MEADOWOOD MALL	RENO, NV	Retail Store	(d	)	(a	)	(a	)	(a	)	482	11,359	11,841	(8,823)	(a	)	(c	)
THE MALL AT BAY PLAZA	BRONX, NY	Retail Store	—		(a	)	(a	)	(a	)	—	36,955	36,955	(18,846)	(a	)	(c	)
QUEENS CENTER	ELMHURST, NY	Retail Store	—		(a	)	(a	)	(a	)	8,000	42,234	50,234	(19,678)	(a	)	(c	)
GATEWAY SHOPPING CENTER I & II	BROOKLYN, NY	Retail Store	(d	)	(a	)	(a	)	(a	)	—	25,897	25,897	(6,338)	(a	)	(c	)
STATEN ISLAND MALL	STATEN ISLAND, NY	Retail Store	—		(a	)	(a	)	(a	)	—	25,735	25,735	(14,181)	(a	)	(c	)
THE SHOPS AT FALLEN TIMBERS	MAUMEE, OH	Retail Store	(d	)	(a	)	(a	)	(a	)	500	10,014	10,514	(3,092)	(a	)	(c	)
POLARIS FASHION PLACE	COLUMBUS, OH	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,928	10,928	(4,729)	(a	)	(c	)
STONE CREEK TOWNE CENTER	COLERAIN TOWNSHIP, OH	Retail Store	(d	)	(a	)	(a	)	(a	)	1,618	9,920	11,538	(3,069)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
THE MALL AT TUTTLE CROSSING	DUBLIN, OH	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,081	11,081	(5,665)	(a	)	(c	)
SOUTHPARK CENTER	STRONGSVILLE, OH	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,745	11,745	(5,776)	(a	)	(c	)
SHOPS AT MOORE	MOORE, OK	Retail Store	(d	)	(a	)	(a	)	(a	)	5	7,724	7,729	(2,433)	(a	)	(c	)
CENTER AT OWASSO	OWASSO, OK	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,712	11,712	(2,922)	(a	)	(c	)
PENN SQUARE MALL	OKLAHOMA CITY, OK	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,813	12,813	(7,254)	(a	)	(c	)
CLACKAMAS TOWN CENTER	PORTLAND (HAPPY VALLEY), OR	Retail Store	(d	)	(a	)	(a	)	(a	)	651	14,813	15,464	(10,333)	(a	)	(c	)
WESTMORELAND MALL	GREENSBURG, PA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,241	12,241	(6,472)	(a	)	(c	)
THE MALL AT ROBINSON T/C	PITTSBURGH, PA	Retail Store	(d	)	(a	)	(a	)	(a	)	18	11,401	11,418	(5,030)	(a	)	(c	)
HIGH POINTE COMMONS	HARRISBURG, PA	Retail Store	(d	)	(a	)	(a	)	(a	)	2,023	9,929	11,952	(3,258)	(a	)	(c	)
ROSS PARK MALL	PITTSBURGH, PA	Retail Store	(d	)	(a	)	(a	)	(a	)	26	14,875	14,901	(9,835)	(a	)	(c	)
MAYAGUEZ MALL	MAYAGUEZ, PR	Retail Store	—		(a	)	(a	)	(a	)	—	9,012	9,012	(5,339)	(a	)	(c	)
PLAZA CENTRO	CAGUAS, PR	Retail Store	—		(a	)	(a	)	(a	)	—	2,173	2,173	(1,184)	(a	)	(c	)
STONES RIVER MALL	MURFREESBORO, TN	Retail Store	(d	)	(a	)	(a	)	(a	)	8	7,027	7,034	(2,506)	(a	)	(c	)
COOL SPRINGS GALLERIA	FRANKLIN, TN	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,404	8,404	(5,422)	(a	)	(c	)
WOLFCHASE GALLERIA	MEMPHIS, TN	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,802	11,802	(6,029)	(a	)	(c	)
EL MERCADO PLAZA	EL PASO, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	9,913	9,913	(2,995)	(a	)	(c	)
THE SHOPS AT STONE PARK	HOUSTON, TX	Retail Store	—		(a	)	(a	)	(a	)	1,938	10,752	12,689	(2,875)	(a	)	(c	)
WEST GRAND PROMENADE	KATY, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,115	9,960	11,075	(3,518)	(a	)	(c	)
SUNRISE MALL	BROWNSVILLE, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	6,011	6,011	(2,736)	(a	)	(c	)
MIDLAND PARK MALL	MIDLAND, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	5,933	5,933	(4,583)	(a	)	(c	)
ALAMO RANCH MARKETPLACE	SAN ANTONIO, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,600	11,474	13,074	(3,229)	(a	)	(c	)
FAIRMONT CENTER	PASADENA, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	9,660	9,660	(3,214)	(a	)	(c	)
MALL DEL NORTE	LAREDO, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	11,433	11,433	(7,094)	(a	)	(c	)
DEERBROOK MALL	HUMBLE, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,368	10,368	(5,235)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
ALLIANCE TOWN CENTER	FORT WORTH, TX	Retail Store	—		(a	)	(a	)	(a	)	—	9,716	9,716	(3,200)	(a	)	(c	)
SOUTHPARK MEADOWS S/C	AUSTIN, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,238	8,238	(2,894)	(a	)	(c	)
TEAS CROSSING	CONROE, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	2,451	10,303	12,753	(2,921)	(a	)	(c	)
BAYBROOK MALL	FRIENDSWOOD, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,751	8,751	(3,363)	(a	)	(c	)
THE PARKS AT ARLINGTON	ARLINGTON, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	17,444	17,444	(9,346)	(a	)	(c	)
KILLEEN MALL	KILLEEN, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	4,415	4,415	(3,182)	(a	)	(c	)
NEW BRAUNFELS T/C AT CREEKSIDE	NEW BRAUNFELS, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	938	10,543	11,482	(2,758)	(a	)	(c	)
UNIVERSITY OAKS S/C	ROUND ROCK, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	2,421	10,681	13,102	(3,066)	(a	)	(c	)
VALLE VISTA MALL	HARLINGEN, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	5,855	5,855	(4,291)	(a	)	(c	)
POST OAK MALL	COLLEGE STATION, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	4,923	4,923	(3,361)	(a	)	(c	)
VILLAGE AT FAIRVIEW	FAIRVIEW, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	118	10,559	10,677	(2,820)	(a	)	(c	)
WAXAHACHIE TOWNE CENTER CROSSING	WAXAHACHIE, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,385	8,509	9,894	(2,608)	(a	)	(c	)
SHERMAN TOWN CENTER	SHERMAN, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,166	8,939	10,105	(2,684)	(a	)	(c	)
FIRST COLONY MALL	SUGARLAND, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	12,774	12,774	(6,283)	(a	)	(c	)
MEMORIAL CITY S/C	HOUSTON, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,991	12,541	14,532	(4,251)	(a	)	(c	)
STONEBRIAR CENTRE	FRISCO, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	13	14,685	14,699	(6,381)	(a	)	(c	)
GOLDEN TRIANGLE MALL	DENTON, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,414	8,414	(5,798)	(a	)	(c	)
BARTON CREEK SQUARE	AUSTIN, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	250	13,057	13,306	(9,061)	(a	)	(c	)
THE WOODLANDS MALL	THE WOODLANDS, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	1,125	11,780	12,905	(5,543)	(a	)	(c	)
ROBERTSON’S CREEK	FLOWER MOUND, TX	Retail Store	—		(a	)	(a	)	(a	)	2,169	4,727	6,896	(1,667)	(a	)	(c	)
LAKELINE MALL	CEDAR PARK, TX	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,694	10,694	(5,318)	(a	)	(c	)
THE DISTRICT	SOUTH JORDAN, UT	Retail Store	(d	)	(a	)	(a	)	(a	)	1,283	10,869	12,152	(3,399)	(a	)	(c	)
PENINSULA TOWN CENTER	HAMPTON, VA	Retail Store	(d	)	(a	)	(a	)	(a	)	703	9,244	9,948	(2,877)	(a	)	(c	)
SOUTHPARK MALL	COLONIAL HEIGHTS, VA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	10,507	10,507	(7,070)	(a	)	(c	)
SPRINGFIELD TOWN CENTER	SPRINGFIELD, VA	Retail Store	(d	)	(a	)	(a	)	(a	)	146	16,473	16,620	(9,804)	(a	)	(c	)

					Initial Cost to Company (a)						Gross Amount Carried at Close of Period (b)
Property	Location	Property Type	Encumbrances		Land		Building & Improvements		Costs Capitalized Subsequent to Acquisition (a)		Land	Building & Improvements	Total	Accumulated Depreciation	Date Acquired		Life upon which Depreciation is Computed
DULLES TOWN CENTRE	STERLING, VA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	8,879	8,879	(4,268)	(a	)	(c	)
FAIR OAKS MALL	FAIRFAX, VA	Retail Store	(d	)	(a	)	(a	)	(a	)	925	20,138	21,063	(15,314)	(a	)	(c	)
COLUMBIA CENTER	KENNEWICK, WA	Retail Store	(d	)	(a	)	(a	)	(a	)	1,418	10,802	12,220	(6,481)	(a	)	(c	)
BELLIS FAIR	BELLINGHAM, WA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	5,154	5,154	(3,215)	(a	)	(c	)
ALDERWOOD MALL	LYNNWOOD, WA	Retail Store	(d	)	(a	)	(a	)	(a	)	428	17,376	17,804	(11,997)	(a	)	(c	)
WESTFIELD SOUTHCENTER	TUKWILA, WA	Retail Store	(d	)	(a	)	(a	)	(a	)	—	19,837	19,837	(14,064)	(a	)	(c	)
FOX RIVER MALL	APPLETON, WI	Retail Store	—		(a	)	(a	)	(a	)	2	6,160	6,162	(4,366)	(a	)	(c	)
1634 SALISBURY ROAD	STATESVILLE, NC	Warehouse	(d	)	(a	)	(a	)	(a	)	28	16,989	17,016	(13,664)	(a	)	(c	)
5555 SCARBOROUGH BLVD.	COLUMBUS, OH	Warehouse	(d	)	(a	)	(a	)	(a	)	2,797	68,877	71,674	(42,340)	(a	)	(c	)
10500 LACKMAN ROAD	LENEXA, KS	Warehouse	(d	)	(a	)	(a	)	(a	)	2,643	85,828	88,471	(63,326)	(a	)	(c	)
11111 STEAD BLVD.	RENO, NV	Warehouse	(d	)	(a	)	(a	)	(a	)	1,084	60,156	61,241	(43,645)	(a	)	(c	)
1701 INTERMODAL PARKWAY ALLIANCE AIRPORT	HASLET, TX	Warehouse	(d	)	(a	)	(a	)	(a	)	5,200	66,600	71,800	(27,971)	(a	)	(c	)
5500 SOUTH EXPRESSWAY	ATLANTA, GA	Warehouse	(d	)	(a	)	(a	)	(a	)	1,486	25,790	27,276	(21,308)	(a	)	(c	)

											112,674	2,360,649	2,473,323	(1,318,625)

(a)

We have prepared Schedule III – Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; these disclosures have been omitted from Schedule III. We are unable to provide all of the disclosures as many of the Properties were constructed prior to when J. C. Penney’s current fixed asset accounting software was implemented, and thus we do not have the requisite historical records readily available.

(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $819 million (unaudited).
(c)	Depreciation is computed based on the following estimated useful lives: Buildings and Improvements 10—50 years

(d)

Identified assets were pledged by J. C. Penney, which owned and operated the real property, to secure obligations under its credit facilities. None of the subsidiaries of J. C. Penney that pledged the above referenced real properties are being contributed to the Trust in connection with the Plan of Reorganization. However, in connection therewith, these real properties will be released from the aforementioned pledges in connection with their transfer to the Trust.

Reconciliation of Real Estate

(in thousands)	2019
Balance at the beginning of the year	$2,442,856
Additions	31,455
Impairments	—
Dispositions and write-offs	(987)

Balance at the end of the year	$2,473,323

Reconciliation of Accumulated Depreciation

(in thousands)	2019
Balance at the beginning of the year	$(1,234,570)
Depreciation expense	(84,408)
Dispositions and write-offs	353

Balance at the end of the year	$(1,318,625)

(b) The following exhibits are required by Item 601 of Regulation S-K and are being filed as part of this registration statement.

Number	Description

2.1	Amended Joint Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc. and its Debtor Affiliates, Case No. 20-20182 (DRJ), dated December 12, 2020.

3.1**	Amended and Restated Pass-Through Trust Agreement, to be dated the PropCo Closing Date, between Copper BidCo LLC, as beneficiary, and GLAS Trust Company LLC, as trustee.

4.1**	Form of Registration Rights and Resale Cooperation Agreement between the Trust and the Certificateholders named therein.

10.1*	Retail Master Lease, dated as of December 7, 2020, by and among J. C. Penney Corporation, Inc., J. C. Penney Properties, LLC and J. C. Penney Puerto Rico, Inc., as Landlord, and Penney Tenant I LLC, as Tenant.

10.2*	Distribution Center Master Lease, dated as of December 7, 2020, by and between J. C. Penney Properties, LLC, as Landlord, and Penney Tenant II LLC, as Tenant.

10.3*	Transition Services Agreement, dated as of December 7, 2020, by and between Penney Borrower LLC and J. C. Penney Corporation, Inc.

10.4**	Management Agreement, dated as of [ ], by and between GLAS Trust Company LLC, as trustee, and Hilco Real Estate LLC.

21.1**	List of subsidiaries.

23.1	Consent of KPMG LLP, independent registered public accounting firm of J. C. Penney Company, Inc.

99.1	Amended Order Approving the Disclosure Statement for, and Confirming, the Amended Joint Chapter 11 Plan of Reorganization of J. C. Penney Company, Inc. and Its Debtor Affiliates, Case No. 20-20182 (DRJ), entered December 16, 2020.

*	Certain schedules and similar attachments have been omitted. The Trust agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

J. C. Penney Corporation, Inc., as sponsor of Copper Property CTL Pass Through Trust

By:	/s/ Steve Whaley
Name:	Steve Whaley
Title:	Principal Accounting Officer and Controller

Dated: December 29, 2020